EXHIBIT 2.2

Purchase Agreement Exhibit A – FINAL FORM

MERLIN MEDIA, LLC

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Dated as of [______ ___ ], 20111

THE COMPANY INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS.  SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

CERTAIN OF THE COMPANY INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS, REPURCHASE OBLIGATIONS AND FORFEITURE PROVISIONS SET FORTH IN A SEPARATE AGREEMENT WITH THE INITIAL HOLDER OF SUCH INTEREST.  A COPY OF ANY SUCH RESTRICTIONS, OBLIGATIONS OR PROVISIONS MAY BE OBTAINED BY THE HOLDER OF SUCH INTEREST UPON WRITTEN REQUEST WITHOUT CHARGE.

1           To be dated as of the Closing Date under the Purchase Agreement.

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MERLIN MEDIA, LLC

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, dated as of [________ ___]2, 2011 (the “Effective Date”), is entered into by and among MERLIN MEDIA, LLC (the “LLC”), the Unitholders and, solely with respect to Sections 5.2 and 6.11 hereof, GTCR Fund X/B LP, a Delaware limited liability company (“GTCR Fund X/B”) and GTCR Fund X/C LP, a Delaware limited liability company (“GTCR Fund X/C”).

[Insert appropriate recitals to reflect prior amendments once plan agreed.]

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the following meanings:

“Acceptance” has the meaning set forth in Section 10.11(b).

“Acceptance Deadline” has the meaning set forth in Section 10.11(b).

“Additional Unitholder” means a Person that is admitted to the LLC as a Unitholder pursuant to Section 11.2.

“Adjusted Capital Account” means, with respect to any Unitholder, the balance in such Unitholder’s Capital Account as of the end of any Taxable Year.  For this purpose, such Unitholder’s Capital Account balance shall be

(i)           reduced for such Unitholder’s share of any items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6), and

(ii)           increased for any amount such Unitholder is obligated to contribute or is treated as being obligated to contribute to the LLC pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to Minimum Gain).

2           To be dated as of the Closing Date under the Purchase Agreement.

“Adjusted Capital Account Deficit” means, with respect to any Unitholder, the deficit balance, if any, in such Unitholder’s Adjusted Capital Account.

The foregoing definitions of Adjusted Capital Account and Adjusted Capital Account Deficit are intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” of any particular Person means (i) any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise, (ii) if such Person is a partnership, any general or managing partner thereof and (iii) without limiting the foregoing with respect only to the Investors, any investment fund, managed or controlled by or under common control with GTCR or GTCR II or any successor thereto or affiliate thereof.

“Affiliated Institution” means, with respect to any Indemnified Person, any investment fund, institutional investor or other financial intermediary with which such Unitholder, Manager, Officer or other Person is Affiliated or of which such Indemnified Person is a member, partner or employee.

“Agreement” means this Limited Liability Company Agreement, as amended or modified from time to time in accordance with the terms hereof.

“Applicable Table” has the meaning set forth in Section 3.3(c)(ii).

“Appraisal Firm” means an Independent Third Party that is nationally recognized as an appraiser in the radio broadcasting industry.

“Approved Sale” has the meaning set forth in Section 10.3(a).

“Bankruptcy Event” means, with respect to any Person, the occurrence of one or more of the following events: (a) such Person (i) admits in writing its inability to pay its debts as they become due, (ii) files, or consents by answer or stipulation or otherwise agrees (by act or omission) to the filing against it of a petition for relief or reorganization or rearrangement, readjustment or similar relief or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, dissolution, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, marshalling of assets for creditors or other similar arrangement in respect of creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as bankrupt or as insolvent or to be liquidated, (vi) gives notice to any Governmental Authority of insolvency or pending insolvency or (vii) takes any corporate action authorizing any of the foregoing; or (b) a court or Governmental Entity of competent jurisdiction enters an order appointing, without consent by such Person, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of such Person.

With respect to any Contributor, a “Bankruptcy Event” shall also include a Bankruptcy Event of any Subsidiary of such Contributor or the ultimate parent entity (through direct or indirect ownership or control or ownership of equity securities) of such Contributor or any Subsidiary of such ultimate parent entity, to the extent such Subsidiary is material to the Contributors and their Affiliates, taken as a whole.

“Base Value” means, as of a particular date, the greater of (a) the product of (i) the EBITDA of the LLC for the twelve-month period ending on the last day of the month preceding such date, multiplied by (ii) ten (10), and (b) the aggregate Capital Contributions as of such date (for the avoidance of doubt, the foregoing shall not include any increase in any Class A Unreturned Capital pursuant to Section 3.3(c)(iii)).

“Board” means the Board of Managers established pursuant to Section 5.2.

“Book Value” means, with respect to any LLC property, the LLC’s adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulation Section 1.704-1(b)(2)(iv)(d)-(g), except that in the case of any property contributed to the LLC, the Book Value of such property shall initially equal the Fair Market Value of such property.  The Book Value of LLC property as of the Effective Date is set forth on [Schedule B.]3

“Business Opportunities” has the meaning set forth in Section 6.5.

“Call Notice” has the meaning set forth in Section 3.3(a)(iv).

“Capital Account” means the capital account maintained for a Unitholder pursuant to Section 3.5.

“Capital Commitment” means, with respect to any Commitment Member, the dollar amount of Capital that such Commitment Member has committed to contribute to the LLC on the terms set forth in this Agreement, which dollar amount shall be specified opposite such Commitment Member’s name in the Column entitled “Capital Commitment” on Schedule A.4

“Capital Contributions” means any cash, cash equivalents, promissory obligations, or the Fair Market Value of other property that a Unitholder contributes to the LLC with respect to any Unit pursuant to Sections 3.1 or 3.3, which, with respect to the contribution of the equity interests of LMA Newco on the Effective Date by the Investors and Mr. Homel pursuant to Section 6.7 of the Purchase Agreement shall equal the capital contributions made by the Investors and Mr. Homel to LMA Newco on or prior to the Effective Date.

“Certificate” means the LLC’s Certificate of Formation as filed with the Secretary of State of the State of Delaware.

3           Schedule to be prepared in accordance with Section 6.8 of the Purchase Agreement.

4               Schedule A to reflect Capital Contributions made in connection with the contribution of LMA Newco pursuant to Section 6.7 of the Purchase Agreement.

“Class A Unit” means a Unit representing a fractional part of the interest of a Unitholder in Profits, Losses and Distributions and having the rights and obligations specified with respect to the Class A Units in this Agreement.

“Class A Unpaid Yield” of any Class A Unit means, as of any date, an amount equal to the excess, if any, of (i) the aggregate Class A Yield accrued on such Class A Unit for all periods prior to such date (including partial periods), over (ii) the aggregate amount of all Distributions made by the LLC in respect of such Class A Unit pursuant to Section 4.1(a)(i).

“Class A Unreturned Capital” of any Class A Unit means, as of any date, an amount equal to the excess, if any, of (i) the aggregate Capital Contributions made with respect to such Class A Unit prior to such date (as such amount may be adjusted pursuant to Section 3.2(c)(iii)), over (ii) the aggregate amount of all Distributions made by the LLC in respect of such Class A Unit pursuant to Section 4.1(a)(ii).

“Class A Yield” means, with respect to each Class A Unit, the amount accruing on such Class A Unit on a daily basis, at the rate of 8.0% per annum, compounded on the last day of each calendar quarter, on the sum of (i) the Class A Unreturned Capital of such Class A Unit (if any), plus (ii) the Class A Unpaid Yield as of the last day of the immediately prior quarterly period (if any).  In calculating the amount of any Distribution to be made with respect to a Class A Unit during a period, the portion of the Class A Yield with respect to such Class A Unit for the portion of the quarterly period elapsing before such Distribution is made shall be taken into account in determining the amount of such Distribution.

“Class B Unit” means a Unit representing a fractional part of the interest of a Unitholder in Profits, Losses and Distributions and having the rights and obligations specified with respect to the Class B Units in this Agreement.

“Class B Unpaid Yield” of any Class B Unit means, as of any date, an amount equal to the excess, if any, of (i) the aggregate Class B Yield accrued on such Class B Unit for all periods prior to such date (including partial periods), over (ii) the aggregate amount of all Distributions made by the LLC in respect of such Class B Unit pursuant to Section 4.1(a)(iii).

“Class B Unreturned Capital” of any Class B Unit means, as of any date, an amount equal to the excess, if any, of (i) the aggregate Capital Contributions made with respect to such Class B Unit prior to such date (as such amount may be adjusted pursuant to Section 3.2(c)(iii)), over (ii) the aggregate amount of all Distributions made by the LLC in respect of such Class B Unit pursuant to Section 4.1(a)(iv).

“Class B Yield” means, with respect to each Class B Unit, the amount accruing on such Class B Unit on a daily basis, at the rate of 8.0% per annum, compounded on the last day of each calendar quarter, on the sum of (i) the Class B Unreturned Capital of such Class B Unit (if any), plus (ii) the Class B Unpaid Yield as of the last day of the immediately prior quarterly period (if any).  In calculating the amount of any Distribution to be made with respect to a Class B Unit during a period, the portion of the Class B Yield with respect to such Class B Unit for the portion of the quarterly period elapsing before such Distribution is made shall be taken into account in determining the amount of such Distribution.

“Class C Unit” means a Unit representing a fractional part of the interest of a Unitholder in Profits, Losses and Distributions and having the rights and obligations specified with respect to the Class C Units in this Agreement.

“Class C Unitholder” means any owner of one or more Class C Units as reflected on the LLC’s books and records, but only for so long as such person is shown on the LLC’s books or records as the owner of such Class C Units.

“Class D Unit” means a Unit representing a fractional part of the interest of a Unitholder in Profits, Losses and Distributions and having the rights and obligations specified with respect to the Class D Units in this Agreement; provided that if a Class D Unit is subject to vesting pursuant to the Senior Management Agreement or other Equity Agreement pursuant to which such Class D Unit was issued, such Class D Unit shall not have any voting rights (if applicable) or any other rights hereunder (including, except as set forth in Sections 4.1(a)(v)(C) and 4.1(b), the right to receive Distributions hereunder) until such time as such Class D Unit is vested in accordance with such Senior Management Agreement or other Equity Agreement, but shall be deemed to be outstanding for all other purposes hereunder and shall be subject to the obligations and restrictions applicable to the Class D Units hereunder.

“Closing Deadline” has the meaning set forth in Section 10.11(b).

“Co-Investment Notice” has the meaning set forth in Section 3.8(b).

“Code” means the United States Internal Revenue Code of 1986, as amended.  Such term shall, at the Board’s sole discretion, be deemed to include any future amendments to the Code and any corresponding provisions of succeeding Code provisions (whether or not such amendments and corresponding provisions are mandatory or discretionary).

“Commitment Members” has the meaning set forth in Section 3.3(a)(ii).

“Commitment Ratio” means, with respect to any Commitment Member, such Commitment Member’s Unpaid Commitment Amount divided by the sum of all Commitment Members’ Unpaid Commitment Amounts.

“Contribution Agreement” means that certain Contribution Agreement, dated as of June 20, 2011, by and among the Contributors, Emmis Radio License, LLC and the LLC, as amended or modified from time to time in accordance with its terms.

“Contributor Governance Provisions” has the meaning set forth in Section 6.7.

“Contributor Manager” has the meaning set forth in Section 5.2(a)(iv).

“Contributors” means Emmis Operating Company, an Indiana corporation, Emmis Radio Holding Corporation, an Indiana corporation, Emmis Radio Holding II Corporation, an Indiana corporation, and their respective Affiliates and successors that become Additional Unitholders pursuant to Section 11.2.

“Debt Investment” has the meaning set forth in Section 3.8(b).

“Deemed Liquidation Percentage” of a Participating Member or a Non-Participating Member, as applicable, with respect to a particular Capital Contribution pursuant to Section 3.3(a) (after giving effect to Section 3.3(a)(iv)(A) and (B) and treated as though all such Capital Contributions pursuant to Section 3.3(a)(iv)(B) were made on the same date as any such Capital Contributions made pursuant to Section 3.3(a)(i) in connection with the same Call Notice), means a fraction expressed as a percentage, (a) the numerator of which is the sum of (i) the Class C Units held by such Participating Member or Non-Participating Member, as applicable, as of the date of such Capital Contribution but not giving effect thereto, plus (ii) an amount equal to (A) the amount of such Capital Contribution made by such Participating Member or Non-Participating Member, as applicable, divided by (B) the Deemed Per Unit Equity Value as of the date of such Capital Contribution, and (b) the denominator of which is the sum of (i) the outstanding Class C Units as of such date, plus (ii) an amount equal to (A) the aggregate amount of such Capital Contributions made by all Participating Members and Non-Participating Members, divided by (B) the Deemed Per Unit Equity Value as of the date of such Capital Contribution.

“Deemed Per Unit Equity Value” means, as of a particular date, the Equity Value as of such date, divided by the number of outstanding Class C Units and Class D Units as of such date without giving effect to Capital Contributions made on such date.

“Defaulting Unitholder” has the meaning set forth in Section 6.8(e).

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. L. § 18-101, et seq., as it may be amended from time to time, and any successor to the Delaware Act.

“Dispute Notice” has the meaning set forth in Section 14.2.

“Distribution” means each distribution made by the LLC to a Unitholder with respect to such Person’s Units, whether in cash, property or securities of the LLC and whether by liquidating distribution, redemption, repurchase or otherwise; provided that any recapitalization or exchange or conversion of Units, redemption or repurchase of Units pursuant to this Agreement or any Equity Agreement and any subdivision (by Unit split or otherwise) or combination (by reverse Unit split or otherwise) of any outstanding Units shall not be deemed a Distribution.

“EBITDA” of any Person for any period, means the sum of (i) the consolidated earnings of such Person and its Subsidiaries for such period determined in accordance with GAAP plus (ii) the following expenses or charges to the extent deducted from consolidated earnings in such period (giving pro forma effect to the acquisition of any business during such period, as if such acquisition had been consummated on the first day of such period) as determined by the board of managers or other governing body of such Person:  interest expense, provision for Federal, state and local income taxes, depreciation expense, amortization expense (including amortization of deferred debt issuance costs), noncash compensation expense, loss on sale or other disposition of fixed assets, impairment charges, and other similar noncash charges and expenses which do not represent a cash item in such period or any future period, minus (iii) any benefit for Federal, state and local income taxes, gain on sale or other disposition of fixed assets, cash payments made with respect to noncash charges added back in prior periods and otherwise excluded, and all noncash items increasing consolidated earnings.  Notwithstanding anything to the contrary in the foregoing, “EBITDA” shall not include any trade and barter.

“ECC” means Emmis Communications Corporation and its successors.

“ECC Permitted Holders” means ECC and any of ECC’s direct or indirect wholly owned Subsidiaries.

“Effective Date” has the meaning set forth in the Preamble.

“Equity Agreement” means the Contribution Agreement, the Purchase Agreement, any Senior Management Agreement and any other agreement, document or instrument evidencing or effecting the issuance or other Transfer of any Equity Securities or otherwise governing the terms and conditions with respect to any Equity Securities, in each case as the same may be amended or otherwise modified from time to time.

“Equity Securities” means (i) Units or other equity interests in the LLC or a corporate successor thereto (including other classes, groups or series thereof having such relative rights, powers, and duties as may from time to time be established by the Board, including rights, powers, and/or duties senior to existing classes, groups and series of Units or other equity interests in the LLC), (ii) obligations, evidences of indebtedness, or other debt securities or interests convertible or exchangeable into Units or other equity interests in the LLC or a corporate successor thereto, and (iii) warrants, options, or other rights to purchase or otherwise acquire Units or other equity interests in the LLC or a corporate successor thereto.

“Equity Value” as of a particular date means the Base Value as of such date less the aggregate amount of Indebtedness of the LLC and its Subsidiaries as of such date.

“Event of Withdrawal” means the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Unitholder or the occurrence of any other event that terminates the continued membership of a Unitholder in the LLC.

“Excluded Unitholder” has the meaning set forth in Section 3.4.

“Excluded Unitholder Lender” has the meaning set forth in Section 3.8(b).

“Executive Manager” has the meaning set forth in Section 5.2(a)(iii).

“Exempt Transfers” has the meaning set forth in Section 10.1.

“Exercise Notice” has the meaning set forth in Section 6.8.

“Fair Market Value” means, as of any date, with respect to any property, the price at which such property is likely to be sold in an arm’s length transaction between a willing and able buyer and a willing and able seller, neither of which is an Affiliate of the other or under any compulsion to enter into such transaction, based on the then prevailing market conditions, taking into account all attendent circumstances.

“FCC” means the Federal Communications Commission.

“Fiscal Quarter” means each calendar quarter ending March 31, June 30, September 30 and December 31.

“Fiscal Year” has the meaning set forth in Section 8.2.

“Format Competitor” has the meaning set forth in Schedule C.

“Fund X/B Manager” has the meaning set forth in Section 5.2(a)(i).

“Fund X/C Manager” has the meaning set forth in Section 5.2(a)(ii).

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government or any agency or department or subdivision of any governmental authority, including the United States federal government or any state or local government.

“GTCR” means GTCR LLC, a Delaware limited liability company.

“GTCR II” means GTCR Golder Rauner II, L.L.C., a Delaware limited liability company.

“GTCR Fund X/B” has the meaning set forth in the Preamble hereto.

“GTCR Fund X/C” has the meaning set forth in the Preamble hereto.

“GTCR Merlin” means GTCR Merlin Holdings, LLC, a Delaware limited liability company.

“Indebtedness” of a particular Person as of a particular date, means (without duplication) all (i) liabilities of such Person and its Subsidiaries for borrowed money, (ii) indebtedness of such Person and its Subsidiaries evidenced by notes, bonds, debentures or similar instruments, (iii) obligations of such Person or any of its Subsidiaries for the deferred purchase price of goods or services (other than trade payables or accruals in the Ordinary Course of Business), (iv) obligations of such Person or any of its Subsidiaries under capital leases, (v) obligations, contingent or otherwise, under bankers acceptance, letters of credit or similar facilities, (vi) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (vii) the principal amount of any mandatorily redeemable share capital of such Person or any of its Subsidiaries to the extent any such redemption has not been made as and when required, (viii) break fees or other breakage costs in respect of any outstanding derivatives contract, including any interest rate or currency swap or hedge agreement, (ix) obligations of such Person or any of its Subsidiaries in the nature of Guarantees of the obligations described in clauses (i) through (viii) above of any other Person, or any obligation of another Person secured by a lien on the assets or property of such Person, and (x) accrued interest, fees and other expenses, including prepayment penalties, premiums and other breakage fees, owed with respect to any of the obligations described in clauses (i) through (ix) above, in each case determined on a consolidated basis.  For the avoidance of doubt, Indebtedness of the LLC shall not include the Class A Units, Class B Units or any other LLC Interest.

“Independent Third Party” means any Person who is not a party hereto or an Affiliate of a party hereto, does not qualify as a Permitted Transferee and who, immediately prior to the contemplated transaction, does not own in excess of 5% of the LLC’s outstanding Class A Units, Class B Units or Residual Units (a “5% Owner”), who is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse or descendant of any such 5% Owner or a trust for the benefit of any such 5% Owner and/or any such other Persons.

“Investor Equity” means (i) the Class A Units and Residual Units purchased by the Investors pursuant to the Purchase Agreement or any other Equity Agreement and any other Equity Securities issued to or acquired by the Investors (whether then held by the Investors or any of their respective Transferees, other than an employee or former employee of the LLC and/or any of its Subsidiaries) and (ii) any securities issued directly or indirectly with respect to the foregoing securities by way of a Unit split, Unit dividend, or other division of securities, or in connection with a combination of securities, recapitalization, merger, consolidation or other reorganization.  As to any particular securities constituting Investor Equity, such securities shall cease to be Investor Equity when they have been (A) effectively registered under the Securities Act and Securities Exchange Act and disposed of in accordance with the registration statement covering them, (B) distributed to the public pursuant to Rule 144 under the Securities Act (or similar provision then in force) (C) redeemed or repurchased by the LLC or any of its Subsidiaries or any designee thereof or (D) Transferred to any Person who has not agreed to be bound by this Agreement as an Investor.

“Investor Manager” has the meaning set forth in Section 5.2(a)(ii).

“Investor Votes” has the meaning set forth in Section 5.3(a).

“Investors” means, collectively, GTCR Merlin, and any other investment fund managed by GTCR or GTCR II or any successor thereto that purchases Units and becomes an Additional Unitholder pursuant to Section 11.2.

“Insulated Unitholder” has the meaning set forth in Section 6.9.

“Liens” means any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the LLC, any Subsidiary or any Affiliate thereof, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the LLC, any Subsidiary or any Affiliate under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

“LLC” means Merlin Media, LLC, a Delaware limited liability company.

“LLC Interest” means the interest of a Unitholder in Profits, Losses, and Distributions.

“LMA Newco” means LMA Merlin Media, LLC, a Delaware limited liability company.

“Losses” means items of LLC loss and deduction determined according to Section 3.5.

“Majority Holders” means, at any particular time, the holders of a majority of the outstanding Class C Units.

“Manager” means a current member of the Board, who, for purposes of the Delaware Act, will be deemed a “manager” (as defined in the Delaware Act) but will be subject to the rights, obligations, limitations and duties set forth in this Agreement.

“Management Incentive Unit” means a Class D Unit issued pursuant to Section 3.9.

“Management Unitholder” means any holder of Management Incentive Units.

“Marketable Securities” means equity securities of a Person that are listed on the New York Stock Exchange or quoted on the Nasdaq Stock Market and are freely tradeable under the Securities Act by the recipient thereof.

“Market Value” shall mean, as of any date, in the case of Marketable Securities, the average of the last reported or quoted sales prices for the 20 consecutive trading days ended immediately preceding the date in question of a unit of such security on the New York Stock Exchange or Nasdaq Stock Market, as applicable.

“Material Default” has the meaning set forth in Section 6.8(d).

“Minimum Gain” means the partnership minimum gain determined pursuant to Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Mr. Homel” means Benjamin L. Homel, an individual.

“Net Loss” means, with respect to a Taxable Year, the excess, if any, of Losses for such Taxable Year over Profits for such Taxable Year (excluding Losses and Profits specially allocated pursuant to Sections 4.3 and 4.4).

“Net Profit” means, with respect to a Taxable Year, the excess, if any, of Profits for such Taxable Year over Losses for such Taxable Year (excluding Profits and Losses specially allocated pursuant to Sections 4.3 and 4.4).

“Note” has the meaning set forth in Section 6.7(b)(viii).

“Notice” has the meaning set forth in Section 9.4(a).

“Offer Notice” has the meaning set forth in Section 10.11(a).

“Offered Units” has the meaning set forth in Section 10.11.

“Officer” means a person designated as an officer of the LLC to whom authority and duties have been delegated pursuant to Section 5.6, subject to any resolution of the Board appointing such person as an officer or relating to such appointment.

“Other Business” has the meaning set forth in Section 6.5.

“Other Unitholders” has the meaning set forth in Section 10.2(a).

“Ownership Threshold” shall be considered satisfied by the Contributors at any time that the Contributors and their Permitted Transferees collectively hold at least the greater of (x) one-half of the Class C Units originally issued to the Contributors on the “Closing Date” (as defined in the Contribution Agreement), subject to appropriate adjustments to reflect any Unit splits, reverse Unit splits, Unit dividends, or other divisions or combinations of securities, whether through recapitalization, merger, consolidation or otherwise effecting following the Closing Date and (y) 10% of the outstanding Class C Units).

“Participating Member” means each Commitment Member that makes in full a Capital Contribution required to be made by such Commitment Member pursuant to Section 3.3(a)(i).

“Participation Notice” has the meaning set forth in Section 3.4.

“Participation Threshold” has the meaning set forth in Section 3.9.

“Permitted Transferee” means, as to any particular Person, (a) in the case of any individual, (i) any member of such individual Person’s immediate family, which shall include spouse, siblings, children and grandchildren (in each case whether natural or adopted) (herein, a “Family Member”), (ii) any trust, corporation, partnership or limited liability company all of the beneficial interests in which shall be held by such Person and/or one or more of such  Person’s Family Members, (but, in each case, only for so long as such Transferee remains a Permitted Transferee of such Person) and (b) with respect to the Contributors, their respective Affiliates; provided that all of the equity interests of each such Affiliate are owned directly or indirectly by ECC or an ECC Permitted Holder.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Entity.

“Pro Rata Basis” means, as determined with respect to any particular expense, liability or obligation incurred (or amount of proceeds withheld) in connection with any Transfer of Equity Securities pursuant to Section 10.2 or any Approved Sale, with respect to each Unitholder participating in such Transfer or Approved Sale, the amount such Unitholder’s proceeds would be reduced as a percentage of the aggregate reduction in proceeds to all such participating Unitholders assuming the Total Equity Value Proceeds implied by such Transfer or Approved Sale were being distributed to all Units held by such participating Unitholders in accordance with Section 4.1(a) in connection with such Transfer or Approved Sale and as if such expense, liability or obligation were incurred and satisfied (or such amount of proceeds were withheld) prior to such distribution out of proceeds of such Transfer or Approved Sale.

“Pro Rata Share” means, with respect to each Unit, the proportionate amount such Unit would receive if an amount equal to the Total Equity Value were distributed to all Unitholders in accordance with Section 4.1(a), and with respect to each Unitholder, such Unitholder’s pro rata share of the Total Equity Value Proceeds represented by all Units owned by such Unitholder.  If cash, Marketable Securities or other consideration are being allocated for purposes of a Sale of the LLC, then each holder shall receive the same relative portion of each form of consideration with respect to its Units.

“Proceeding” has the meaning set forth in Section 7.2.

“Professional Services Agreement” means that certain Professional Services Agreement, dated as of the date hereof, between GTCR Management X LP, a Delaware limited partnership, and the LLC.

“Profits” means items of LLC income and gain determined according to Section 3.5.

“Proportional Share” has the meaning set forth in Section 3.4.

“Protected Programming” has the meaning set forth in Schedule C.

“Public Offering” means any sale of the common equity securities of the LLC (or a corporate successor thereto) pursuant to an effective registration statement under the Securities Act filed with the Securities and Exchange Commission; provided that any issuance of common equity securities or rights to acquire common equity securities to employees of the LLC or its Subsidiaries as part of an incentive or compensation plan shall not be considered or deemed to be a Public Offering.

“Purchase Agreement” means that certain Purchase Agreement, dated as of June 20, 2011, by and among GTCR Merlin, Mr. Homel, Emmis Radio License, LLC, a Delaware limited liability company and the Contributors, as amended or modified from time to time in accordance with its terms.

“Qualified Public Offering” means any Public Offering with anticipated proceeds equal to or greater than One Hundred Million Dollars ($100,000,000) in which the common equity of the LLC or the entity formed pursuant to Section 15.7(b) to undertake a Public Offering is listed on the NASDAQ Stock Market or the New York Stock Exchange.

“Qualified Purchaser” has the meaning set forth in Section 10.11.

“Qualified Unitholders” means the Investors, the Contributors and Mr. Homel.

“Registration Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and among the LLC, the Investors (or one or more Affiliates thereof), the Contributors (or one or more Affiliates thereof) and the other Persons party thereto from time to time, as the same may be amended or modified from time to time in accordance with its terms.

“Regulatory Allocations” has the meaning set forth in Section 4.3(f).

“Rejection Date” has the meaning set forth in Section 10.11(c).

“Residual Units” means the Class C Units and/or the Class D Units.

“Rightholders” has the meaning set forth in Section 10.11.

“ROFO Sellers” has the meaning set forth in Section 10.11.

“Sale Notice” has the meaning set forth in Section 10.2(a).

“Sale of the LLC” means any transaction or series of transactions pursuant to which any Person other than an Investor acquires, directly or indirectly (whether by purchase, merger, consolidation, reorganization, combination, or otherwise) (i) a majority of the outstanding equity securities of the LLC or (ii) all or substantially all of the business and assets of the LLC’s and its Subsidiaries’ determined on a consolidated basis; provided that all of Unitholders receive their Pro Rata Share of the total proceeds of such transaction(s) (treating all cash, the Market Value of any Marketable Securities and any other consideration received by Unitholders as being the Fair Market Value of the business and assets of the LLC); and provided that a Qualified Public Offering shall not constitute a Sale of the LLC.

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules, or regulations.  Any reference herein to a specific section, rule, or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules, or regulations.  Any reference herein to a specific section, rule, or regulation of the Securities Exchange Act shall be deemed to include any corresponding provisions of future law.

“Senior Management Agreement” means any agreement for the sale of Equity Securities by the LLC to any employees or other service providers of the LLC or any of its Subsidiaries (other than any Person appointed as a Manager by any Unitholder), including any securities purchase agreement, senior management agreement or any other agreement that is designated as a “Senior Management Agreement” and approved by the Board, entered into from time to time by the LLC or any Subsidiary of the LLC and an executive or other service provider of the LLC or any Subsidiary of the LLC, as the same may be amended or modified from time to time pursuant in accordance with its terms.

“Specified Person” has the meaning set forth in Section 6.5.

“Subject Unitholders” has the meaning set forth in Section 15.2(b)(ii).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director, general partner, manager, or similar governing body of such limited liability company, partnership, association, or other business entity.  For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the LLC.

“Substituted Unitholder” means a Person that is admitted to the LLC as a Unitholder pursuant to Section 11.1.

“Tax” means any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee, or other withholding, or other tax, of any kind whatsoever, including any interest, penalties, or additions to tax or additional amounts in respect of the foregoing.

“Tax Distribution” has the meaning set forth in Section 4.1(b).

“Tax Matters Partner” has the meaning set forth in Section 9.3.

“Taxable Year” means the taxable period required by Section 706 of the Code and the Treasury Regulations promulgated thereunder.

“Total Equity Value Proceeds” means the aggregate proceeds which would be received by the Unitholders in respect of the Units if: (i) the entire business and assets of the

LLC were sold for cash at their Fair Market Value; (ii) the LLC satisfied and paid in full all of its obligations and liabilities (including all Taxes, costs and expenses incurred in connection with such transaction and any amounts reserved by the Board with respect to any contingent or other liabilities) other than liabilities to creditors who hold evidence of indebtedness for borrowed money, the payment of which is already reflected in the calculation of the Fair Market Value, and assuming that all of the convertible debt and other convertible securities were repaid or converted (whichever yields cash to the holders of such convertible securities as required by the terms of such convertible securities) and all options and warrants to acquire Units (whether or not currently exercisable) that have an exercise price below the Fair Market Value of such Units were exercised and the exercise price therefor paid; and (iii) such net sale proceeds were then distributed in accordance with Section 4.1(a).

“Transaction Documents” means this Agreement, the Registration Agreement, the Contribution Agreement, or any other Related Documents (as defined in the Purchase Agreement), each Equity Agreement, and any side agreements related to any of the foregoing, and all other agreements, instruments, certificates and other documents entered into or delivered by any Unitholder in connection with the transactions contemplated hereby or thereby.

“Transfer” means any direct or indirect sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of a Unit (or any interest therein) (whether with or without consideration, whether voluntarily or involuntarily and including by operation of law) or the acts thereof or an offer or agreement to do the foregoing, but explicitly excluding conversions or exchanges of one class of Unit to or for another class of Unit; provided that, with respect to any Contributor, the sale of equity securities (other than to an ECC Permitted Holder) or a change of control of any entity that holds equity securities, directly or through one or more other entities, of such Contributor (other than a sale of equity securities or change of control of ECC or any direct or indirect sale of all or substantially all of the assets or the radio broadcasting business of ECC and its subsidiaries) shall be deemed a Transfer of any Units held by such Contributor; provided, further, that, notwithstanding the foregoing, in no event shall the following be deemed a Transfer of any Units held by such Contributor: (x) any sale of equity securities or change of control of ECC or any direct or indirect sale of all or substantially all of the assets or the radio broadcasting business of ECC and its subsidiaries, (y) sale of equity securities to any ECC Permitted Holder or any change of control of any ECC Permitted Holder so long as the resulting controlling party remains another ECC Permitted Holder, at least a majority of the equity capital of such selling ECC Permitted Holder is held directly or indirectly by one or more ECC Permitted Holders and such sale would not cause the LLC to be in violation of, or unable to certify compliance with, any applicable Law, including any foreign ownership rule or regulation of the FCC, or create any material risk of loss of any FCC license or other material approval or permit or (z) any pledge of or security interests in its Units granted by the Contributors to its lenders or administrative agent pursuant to that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of November 2, 2006, as amended, by and among Emmis Operating Company, an Indiana corporation, Emmis Communications Corporation, an Indiana corporation and the lenders party thereto, or any other lender or agent in connection with a bona fide financing for Indebtedness incurred by such Contributor or its Affiliates.  The terms “Transferee,” “Transferred,” and other forms of the word “Transfer” shall have correlative meanings.

“Transferring Unitholder” has the meaning set forth in Section 10.2(a).

“Treasury Regulations” means the income tax regulations promulgated under the Code and effective as of the date hereof.  Such term shall, at the election of the Board in its sole discretion, be deemed to include any future amendments to such regulations and any corresponding provisions of succeeding regulations (whether or not such amendments and corresponding provisions are mandatory or discretionary).

“Unit” means an LLC Interest of a Unitholder in the LLC representing a fractional part of the LLC Interests of all Unitholders and shall include Class A Units, Class B Units, Class C Units and Class D Units; provided that any class, group or series of Units issued shall have the relative rights, powers and duties set forth in this Agreement, and the LLC Interest represented by such class, group or series of Units shall be determined in accordance with such relative rights, powers and duties set forth in this Agreement.

“Unitholder” means any owner of one or more Units as reflected on the LLC’s books and records, and any person admitted to the LLC as an Additional Unitholder or Substituted Unitholder, but in each case only for so long as such person is shown on the LLC’s books and records as the owner of one or more Units.  For purposes of the Delaware Act, the Unitholders shall constitute the “members” (as defined in the Delaware Act) of the LLC.

“Unitholder Lender” has the meaning set forth in Section 3.8(b).

“Unpaid Commitment Amount” means, with respect to any Commitment Member at any time after the Effective Date, an amount equal to:  (i) such Commitment Member’s Capital Commitment, minus (ii) the cumulative Capital Contributions of such Commitment Member contributed pursuant to Section 3.3(a) after the Effective Date and prior to the time of such determination.

“Valuation Procedures” means, with respect to any determination of Fair Market Value required hereunder, that such determination is made by the Board (or, if pursuant to Section 13.2, the liquidator) and, except in the case of a determination for purposes of Section 3.9(b) Management Incentive Units or any determination of Book Value, notice of such determination is provided to Unitholders; provided that if a Dispute Notice is delivered in accordance with Section 14.2, then such determination shall be made by the Independent Appraiser in accordance with Section 14.2 hereof.

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.1           Formation.  The LLC has been organized as a Delaware limited liability company by the filing of the Certificate with the Secretary of State of the State of Delaware under and pursuant to the Delaware Act and shall be continued in accordance with this Agreement.  The rights and liabilities of the Unitholders shall be determined pursuant to the Delaware Act and this Agreement.  To the extent that the rights or obligations of any Unitholders are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement, to the extent not prohibited by the Delaware Act, shall control over the Delaware Act; provided that, notwithstanding the foregoing, Section 18-210 of the Delaware Act (entitled “Contractual Appraisal Rights”) shall not apply or be incorporated into this Agreement and the Unitholders hereby waive any rights under such section of the Delaware Act.  This Agreement shall constitute the “limited liability company agreement” (as defined in the Delaware Act) of the LLC for purposes of the Delaware Act.

Section 2.2           The Certificate, Etc.  The Certificate was filed with the Secretary of State of the State of Delaware on June 17, 2011.  The Unitholders hereby agree to execute, file and record all such other certificates and documents, including amendments to the Certificate, and to do such other acts as may be appropriate to comply with all requirements for the formation, continuation and operation of a limited liability company, the ownership of property, and the conduct of business under the laws of the State of Delaware and any other jurisdiction in which the LLC may own property or conduct business.

Section 2.3           Name.  The name of the LLC shall be “Merlin Media, LLC”.  The Board in its sole discretion may change the name of the LLC at any time and from time to time.  Notification of any such change shall be given to all Unitholders.  The LLC’s business may be conducted under its name and/or any other name or names deemed advisable by the Board.

Section 2.4           Purpose.  The purpose and business of the LLC shall be to engage in any lawful act or activity which may be conducted by a limited liability company formed pursuant to the Delaware Act and to engage in all activities necessary or incidental to the foregoing.  Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the LLC to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.

(a)           Board of Managers.  Subject to the provisions of this Agreement, the Contribution Agreement, the Purchase Agreement, the Registration Agreement and the other agreements contemplated hereby and thereby, (i) the LLC may, with the approval of the Board, enter into and perform under any and all documents, agreements and instruments, all without any further act, vote or approval of any Unitholder, and (ii) the Board may authorize any Person (including any Unitholder or Officer) to enter into and perform under any document, agreement or instrument on behalf of the LLC.

(b)           Merger.  Subject to the provisions of this Agreement, the Contribution Agreement, the Purchase Agreement and the other agreements contemplated hereby and thereby, the LLC may, with the approval of the Board and the Majority Holders and without the need for any further act, vote or approval of any Unitholder or class, group or series of Unitholders, except as otherwise specified herein, merge with, or consolidate into, another limited liability company (organized under the laws of Delaware or any other state), a corporation (organized under the laws of Delaware or any other state) or “other business entity” (as defined in Section 18-209(a) of the Delaware Act), regardless of whether the LLC or such other entity is the survivor.  If a merger is used as a means of effecting the intent of Section 15.7 of this Agreement, then the provisions of that Section shall apply to such transaction.

Section 2.5           Powers of the LLC.  Subject to the provisions of this Agreement, the Contribution Agreement, the Purchase Agreement and the other agreements contemplated hereby and thereby, the LLC shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purposes set forth in Section 2.4, to the extent the same may be lawfully exercised by limited liability companies under the Delaware Act.

Section 2.6           Foreign Qualification.  Prior to the LLC’s conducting business in any jurisdiction other than the State of Delaware, the LLC shall comply, to the extent procedures are available and those matters are reasonably within the control of the LLC, with all requirements necessary to qualify the LLC as a foreign limited liability company in that jurisdiction.  At the request of the Board or any Officer, each Unitholder shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the LLC as a foreign limited liability company in all such jurisdictions in which the LLC may conduct business.

Section 2.7           Principal Office; Registered Office.  The principal office of the LLC shall be located at such place as the Board may from time to time designate, and all business and activities of the LLC shall be deemed to have occurred at its principal office.  The LLC may maintain offices at such other place or places as the Board deems advisable.  Notification of any such change shall be given to all Unitholders.  The registered office of the LLC required by the Delaware Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the LLC) as the Board may designate from time to time in the manner provided by law.  The registered agent of the LLC in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate from time to time in the manner provided by law.

Section 2.8           Term.  The term of the LLC commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in existence until termination and dissolution thereof in accordance with the provisions of Article XIII.

Section 2.9           No State-Law Partnership.  The Unitholders intend that the LLC not be a partnership (including a limited partnership) or joint venture and that no Unitholder be a partner or joint venturer of any other Unitholder by virtue of this Agreement (except for tax purposes as set forth in the next succeeding sentence of this Section 2.9), and neither this Agreement nor any other document entered into by the LLC or any Unitholder relating to the subject matter hereof shall be construed to suggest otherwise.  The Unitholders intend that the LLC shall be treated as a partnership for federal and, to the extent applicable, state and local income and franchise tax purposes and that each Unitholder and the LLC shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment, in each case except as required by applicable law and except as provided in the next succeeding sentence of this Section 2.9 or in Section 15.7(b).  Without the consent of the Board, the LLC shall not make an election to be treated as a corporation for federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3 (or any successor regulation or provision) or, to the extent applicable, state or local income or franchise tax purposes.

ARTICLE III

UNITS; CAPITAL ACCOUNTS

Section 3.1           Units.

(a)           Authorized Units.  Subject to Section 3.3 and Section 6.7, the total Units which the LLC has authority to issue shall be determined by the Board from time to time (which determination the Board shall cause to be reflected as a supplement to Schedule A attached hereto) and shall initially consist of [_______] Class A Units, [_______] Class B Units, [_______] Class C Units and [_______] Class D Units.5  The LLC may issue fractional Units.

(b)           Capital Contributions; Schedule of Unitholders.  Each Person named on Schedule A6 has made Capital Contributions to the LLC as set forth on Schedule A in exchange for the Units specified thereon.  Any reference in this Agreement to Schedule A shall be deemed to be a reference to Schedule A as amended, supplemented and in effect from time to time.  Each Person listed on Schedule A, upon (i) such Person’s execution of this Agreement or a counterpart signature page hereto and (ii) receipt (or deemed receipt) by the LLC of such Person’s Capital Contribution as set forth on Schedule A, is hereby admitted to the LLC as a Unitholder of the LLC.  The Board may in its discretion issue certificates to the Unitholders representing the Units held by each Unitholder.  The Board may in its discretion provide any Unitholder (other than the Investors and the Contributors) with Schedule A in summary form and may omit the amount of Capital Contributions made by and Units held by each other Unitholder.

(c)           Adjustments to Residual Units.  If the LLC at any time subdivides (by any Unit split or otherwise) the Residual Units into a greater number of Units, such subdivision shall divide each class of Residual Units proportionately, and if the LLC at any time combines (by reverse Unit split or otherwise) the Residual Units into a smaller number of Units, such combination shall combine each class of Residual Units proportionately.

(d)           Representations and Warranties of Unitholders.  Each Unitholder hereby represents and warrants to the LLC and acknowledges that:  (i) such Unitholder has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the LLC and making an informed investment decision with respect thereto; (ii) such Unitholder has reviewed and evaluated all information necessary to assess the merits and risks of his, her or its investment in the LLC and has had answered to such Unitholder’s satisfaction any and all questions regarding such information; (iii) such Unitholder is able to bear the economic and financial risk of an investment in the LLC for an indefinite period of time; (iv) such Unitholder is acquiring interests in the LLC for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; (v) the interests in the LLC have not been registered under the securities laws of any jurisdiction and cannot be disposed of unless they are subsequently registered and/or qualified under applicable securities laws and the provisions of this Agreement have been complied with; (vi) such

5	To be completed at Closing and take into account the elections made by the Contributors per Section 1.6 of the Contribution Agreement and Section 1.3 of the Purchase Agreement.

Unitholder is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission (unless otherwise disclosed in writing to the LLC); (vii) to the extent applicable, the execution, delivery and performance of this Agreement have been duly authorized by such Unitholder and do not require such Unitholder to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any law or regulation applicable to such Unitholder or other governing documents or any agreement or instrument to which such Unitholder is a party or by which such Unitholder is bound; (viii) the determination of such Unitholder to purchase interests in the LLC has been made by such Unitholder independent of any other Unitholder and independent of any statements or opinions as to the advisability of such purchase, which may have been made or given by any other Unitholder or by any agent or employee of any other Unitholder; (ix) no other Unitholder has acted as an agent of such Unitholder in connection with making its investment hereunder and that no other Unitholder shall be acting as an agent of such Unitholder in connection with monitoring its investment hereunder; (x) the interests in the LLC were not offered to such Unitholder by means of general solicitation or general advertising; (xi) this Agreement is valid, binding and enforceable against such Unitholder in accordance with its terms; and (xii) such Unitholder is a resident of, or if not a natural person has its principal place of business in, the state listed for notices to such Unitholder on Schedule A.

(e)           No Liability of Unitholders.

(i)           No Liability.  Except as otherwise required by applicable law and as expressly set forth in this Agreement, no Unitholder shall have any personal liability whatsoever in such Unitholder’s capacity as a Unitholder, whether to the LLC, to any of the other Unitholders, to the creditors of the LLC or to any other third party, for the debts, liabilities, commitments or any other obligations of the LLC or for any losses of the LLC.  Each Unitholder shall be liable only to make such Unitholder’s Capital Contribution to the LLC and the other payments provided expressly herein.

(ii)           Distribution.  In accordance with the Delaware Act and the laws of the State of Delaware, a member of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such member.  It is the intent of the Unitholders that no Distribution to any Unitholder pursuant to Article IV shall be deemed a return of money or other property paid or distributed in violation of the Delaware Act.  The payment of any such money or distribution of any such property to a Unitholder shall be deemed to be a compromise within the meaning of the Delaware Act, and the Unitholder receiving any such money or property shall not be required to return to any Person any such money or property.  However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Unitholder is obligated to make any such payment, such obligation shall be the obligation of such Unitholder and not of any other Unitholder.

Section 3.2           Unitholder Meetings.

(a)           Quorum; Voting of Class C Unitholders.  A quorum shall be present at a meeting of Class C Unitholders if the Majority Holders are represented at the meeting in person or by proxy.  With respect to any matter, other than a matter for which the affirmative vote of the holders of a specified portion of Class C Unitholders entitled to vote is required by the non-waivable provisions of the Delaware Act (if any) or by this Agreement, the affirmative vote of the Majority Holders at a meeting of Class C Unitholders at which a quorum is present shall be the act of the Class C Unitholders.

(b)           Place.  All meetings of the Class C Unitholders shall be held at the principal place of business of the LLC or at such other place within or without the State of Delaware as shall be specified or fixed in the notices or waivers of notice thereof; provided that any or all Class C Unitholders may participate in any such meeting by means of conference telephone or similar communications equipment pursuant to Section 3.2(j).

(c)           Adjournment.  Notwithstanding the other provisions of the Certificate or this Agreement, the chairman of the meeting or the Majority Holders shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting.  If such meeting is adjourned by the chairman of the meeting, such time and place shall be determined by a vote of the Majority Holders.  Upon the resumption of such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called.

(d)           Meetings.  Meetings of the Class C Unitholders for any proper purpose or purposes may be called at any time by the Board or the Majority Holders.  If not otherwise stated in or fixed in accordance with the remaining provisions hereof, the record date for determining Class C Unitholders entitled to call a meeting is the date any Class C Unitholder first signs the notice of that meeting.  Only business within the purpose or purposes described in the notice (or waiver thereof) required by this Agreement may be conducted at a meeting of the Class C Unitholders.

(e)           Notice.  A written or printed notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered to each Class C Unitholder entitled to vote at such meeting not less than five nor more than 30 days before the date of the meeting by or at the direction of the Board or the Class C Unitholders calling the meeting.

(f)           Written Consent in Lieu of Meeting.  Any action required or permitted to be taken at any meeting of Class C Unitholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all Class C Unitholders.  Every written consent shall bear the date of signature of each Class C Unitholder who signs the consent.  No written consent shall be effective to take the action that is the subject to the consent unless, within 60 days after the date of the earliest dated consent delivered to the LLC in the manner required by this Section 3.2(f), a consent or consents signed by all other Class C Unitholders are delivered to the LLC by delivery to its registered office, its principal place of business or the chief executive officer in each case, in accordance with Section 15.15.  Any such delivery to the LLC’s principal place of business shall be addressed to the chief executive officer.  A telegram, telex, cablegram, electronic mail or similar transmission by a Class C Unitholder, or a photographic, photostatic, facsimile or similar reproduction of a writing signed by a Class C Unitholder, shall be regarded as signed by the Class C Unitholder for purposes of this Section 3.2(f).

(g)           Record Date.  Unless otherwise determined by the Board, the date on which notice of a meeting of Class C Unitholders is given, the first date on which a signed written consent is delivered to the LLC setting forth the action taken or proposed to be taken, or the date on which the resolution of the Board declaring a Distribution is adopted, as the case may be, shall be the record date for the determination of the Class C Unitholders entitled to notice of or to vote at such meeting (including any adjournment thereof) or to consent to such action in writing without a meeting or the Class C Unitholders or to receive such Distribution, as the case may be.

(h)           Proxies.  A Class C Unitholder may vote either in person or by proxy executed in writing by the Class C Unitholder.  An email or similar transmission by the Class C Unitholder, or a photographic, photostatic, facsimile, electronically transmitted copy in portable document format (pdf) or similar reproduction of a writing executed by the Class C Unitholder shall (if stated thereon) be treated as a proxy executed in writing for purposes of this Section 3.2(h).  Proxies for use at any meeting of Class C Unitholders or in connection with the taking of any action by written consent pursuant to Section 3.2(f) shall be filed with the Secretary of the LLC (or such other Person designated by the Board), before or at the time of the meeting or execution of the written consent, as the case may be.  The Secretary of the LLC (or such other Person designated by the Board) shall decide all questions concerning the validity of the proxies and the acceptance or rejection of votes.  No proxy shall be valid after 11 months from the date of its execution unless otherwise provided in the proxy.  A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest.  Should a proxy designate two or more Persons to act as proxies with respect to any issue, the LLC shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the Class C Units that are the subject of such proxy are to be voted with respect to such issue.

(i)           Voting Rights.  Except as expressly provided in this Agreement or by non-waivable provisions of the Delaware Act, the Unitholders shall not have any voting or consent rights under this Agreement or the Delaware Act with respect to the Units held by such Person, including with respect to any matters to be decided by the LLC or any other governance matters described in this Agreement, and each holder of Units, by its acceptance thereof, expressly waives any consent or voting rights (except to the extent expressly provided in this Agreement) or other rights to participate in the governance of the LLC, whether such rights may be provided under the Delaware Act or otherwise.  Except as expressly provided in this Agreement or non-waivable provisions of the Delaware Act, the holders of Class C Units shall be entitled to vote on all matters submitted to the Class C Unitholders for a vote with each Class C Unit entitled to one vote.  In any matter submitted to the holders of Class A Units for a vote (if any), the holders of Class A Units shall be entitled to vote as a single class and each holder of Class A Units shall be entitled to one vote for each dollar of Class A Unreturned Capital with respect to such holder’s Class A Units.  In any matter submitted to the holders of Class B Units for a vote (if any), the holders of Class B Units shall be entitled to vote as a single class and each holder of Class B Units shall be entitled to one vote for each dollar of Class B Unreturned Capital with respect to such holder’s Class B Units.  In any matter submitted to the holders of Class D Units for a vote (if any), the holders of Class D Units shall be entitled to vote on all matters submitted to the holders of Class D Units for a vote with each Class D Unit entitled to one vote,

(j)           Telephone Conference.  Unitholders may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(k)           Vote of Other Classes.  In the event any non-waivable provisions of the Delaware Act require a vote of the holders of Class A Units, Class B Units or Class D Units, the provisions of Section 3.2(a) through (j) shall apply mutatis mutandis as if such Class A Units, Class B Units or Class D Units were Class C Units and the holders of a majority of the outstanding votes of each such class were the Majority Holders.

Section 3.3           Issuance of Additional Units and Interests.

(a)           Additional Capital Contributions After the Effective Date.

(i)           The Investors, the Contributors and Mr. Homel shall make additional Capital Contributions (and receive additional Class A Units with respect thereto), in each case in cash in proportion to their respective Commitment Ratios in amounts as shall be determined by the Board for investments and other expenditures which have been approved by the Board in its sole discretion.

(ii)           None of the Investors, Mr. Homel or the Contributors (collectively, the “Commitment Members”, and each, a “Commitment Member”) shall be obligated to make any Capital Contribution that exceeds its Unpaid Commitment Amount or is not in proportion to its Commitment Ratio.  Notwithstanding anything in this Agreement to the contrary, the LLC shall not issue any Equity Securities other than pursuant to this Section 3.3(a) or Section 3.3(c) until such time as the Unpaid Commitment Amount of each Commitment Member equals zero.

(iii)           Each time a properly authorized request for additional Capital Contributions is to be made, the LLC shall give each Commitment Member a written notice specifying (A) the aggregate amount of the Capital Contribution requested and such Commitment Member’s share thereof, and (B) wire instructions for the account into which such Capital Contribution shall be made (a “Call Notice”).  The Commitment Members will make any Capital Contributions required hereunder, within seven (7) days of the date that a Call Notice is given by the LLC, subject to any extension necessary to pursue any required regulatory approvals or clearances.

(iv)           In the event that any Commitment Member fails to pay any portion of its additional Capital Contribution within the time period specified in Section 3.3(a)(iii) (each such amount not paid is referred to herein as the “Non-Participation Amount”), such Commitment Member (a “Non-Participating Member”) shall be deemed to have elected not to make the full Capital Contribution set forth in the Call Notice, and the following provisions shall apply (which, except as provided in Section 3.5, shall be the sole and exclusive remedy for such Commitment Members’ failure to pay any Capital Contributions contemplated by this Section 3.3).

(A)           The Unpaid Commitment Amount of such Non-Participating Member shall automatically and without any further action on the part of any party hereto be adjusted so that such Unpaid Commitment Amount equals the product of (i) such Non-Participating Member’s Deemed Liquidation Percentage (after giving effect to such Capital Contribution) multiplied by (ii) an amount determined by dividing (x) the sum of the Unpaid Commitment Amounts of the Participating Members by (y) the sum of the Deemed Liquidation Percentages of the Participating Members (after giving effect to such Capital Contribution, including any increase in such Capital Contribution pursuant to Section 3.3(a)(iv)(B)).

(B)           The Board shall promptly give written notice of the non-participation to the Commitment Members (each such notice shall be referred to herein as a “Non-Participation Notice”).  Upon receipt of a Non-Participation Notice, each Commitment Member (other than a Non-Participating Member) shall have the right for ten (10) days following receipt of such Non-Participation Notice to elect to make additional Capital Contributions up to its Commitment Ratio (after giving effect to the reduction of the Unpaid Commitment Amount of such Non-Participating Member pursuant to Section 3.3(a)(iv)(A)) of the aggregate amount of the Non-Participation Amount.  The procedure set forth in this Section 3.3(a)(iv)(B) may be repeated until the Participating Members have elected to make Capital Commitments pursuant to such provisions equal to the Non-Participation Amount.  The Participating Members shall make such Capital Contributions on a date reasonably agreed to by such Participating Members and the LLC, subject to any extension necessary to pursue any required regulatory approvals or clearances.

(C)           The Class C Units of each Participating Member and Non-Participating Member shall be adjusted by the LLC so that such Participating Member or Non-Participating Member shall hold a number of Class C Units equal to its Deemed Liquidation Percentage of the outstanding Class C Units.  In the event the LLC issues certificates representing Class C Units, each Non-Participating Member shall deliver to the LLC, free and clear of all liens and encumbrances, certificates or other documents, duly endorsed for transfer, and the LLC shall issue to each Participating Member certificates to give effect to the foregoing.  The rights and obligations set forth in this Section 3.3(a)(iv)(C) shall continue in full force and effect so long as any Commitment Member has any Unpaid Commitment Amount, and may be enforced with respect to a Capital Contribution pursuant to this Section 3.3(a) against a Person that was a Non-Participating Member in a prior Capital Contribution pursuant to this Section 3.3(a) and whose Unpaid Commitment Amount was reduced pursuant to Section 3.3(a)(iv)(A) in connection with such prior Capital Contribution.

(b)           Additional Securities.  Subject to compliance with the provisions of this Agreement, the Contribution Agreement, the Purchase Agreement and the Registration Agreement, the Board shall have the right at any time and from time to time after the aggregate Capital Commitments of the Investors equal zero to cause the LLC to create and/or issue Units or other Equity Securities (including other classes, groups or series thereof having such relative rights, powers, and/or obligations as may from time to time be established by the Board, including rights, powers, and/or obligations different from, senior to or more favorable than existing classes, groups and series of Units or other Equity Securities).  Notwithstanding anything herein to the contrary, the Board shall have the power to amend this Agreement and/or Schedule A to reflect such additional issuances and dilution and to make any such other amendments as it deems necessary or desirable to reflect such additional issuances made in accordance with this Agreement.  Any Person who acquires Units or other Equity Securities may be admitted to the LLC as a Unitholder pursuant to the terms of Section 11.2.  If any Person acquires Units or other Equity Securities or is admitted to the LLC as an additional Unitholder, Schedule A shall be amended to reflect such additional issuance and/or Unitholder, as the case may be.  It is understood that no Unitholder shall have any right to consent or object to any terms (including valuation) of any issuance of Units or other Equity Securities, so long as (i) the LLC has complied with Section 3.4 and Section 6.7 in connection with such issuance and (ii) except in the event the proceeds of such issuance are to be used to satisfy or prevent any breach or default under any Indebtedness of the LLC or a Bankruptcy Event of the LLC, any such issuance to the Investors includes a purchase price for such Units not less than the price implied by the Equity Value at the time of issuance.

(c)           Additional Capital Contributions in Connection with the Effective Date.

(i)           In the event the Contributors have not elected to make a Capital Contribution as described in Section 1.3 of the Purchase Agreement, then at the Effective Date the Investors shall make Capital Contributions in an aggregate amount equal to the difference, if any, between $20,000,000 and the amount of capital contributions that have been made prior to the Effective Date to LMA Newco, such that, after giving effect to the issuance, purchase and sale of Units under the Purchase Agreement and Related Documents, the ownership of Units shall be as set forth on Schedule 3.3(c) in the table in the column entitled “Alternative 1” which corresponds to the option elected by the Sellers in the Election Notice delivered pursuant to Section 1.6 of the Contribution Agreement.

(ii)           In the event the Contributors have elected to make a Capital Contribution as described in Section 1.3 of the Purchase Agreement, then each of the Investors, Mr. Homel, the Contributors and the other Unitholders shall at the Effective Date be issued Units such that, after giving effect to the issuance, purchase and sale of Units under the Purchase Agreement and Related Documents, the ownership of Units is as set forth on Schedule 3.3(c) in the table in the column entitled “Commitment Fulfilled” which corresponds to the option elected by the Sellers in the Election Notice delivered pursuant to Section 1.6 of the Contribution Agreement (the “Applicable Table”).  At the Effective Date, the Investors and Mr. Homel shall make such Capital Contributions or be returned such capital by the LLC such that, after giving effect to the capital contributions to LMA Newco they have made prior to the Effective Date and their acquisition of Units under the Purchase Agreement, their aggregate Capital Contributions and purchase price paid under the Purchase Agreement, and Class A Unreturned Capital, corresponds to the number and type of Units set forth on the Applicable Table assuming a contribution and price of $1.00 per Unit.  In the event that capital is so returned, such return shall not be treated as a Distribution subject to Section 4.1. Within sixty (60) days after the Effective Date, the Contributors shall make such Capital Contributions such that their aggregate Capital Contributions, together with the issuance of Units under the Contribution Agreement and sales of Units under the Purchase Agreement, and Class B Unreturned Capital, correspond to the number and type of Units set forth on the Applicable Table assuming a contribution and price of $1.00 per Unit.

(iii)           In the event the Contributors have elected to make a Capital Contribution as described in Section 1.3 of the Purchase Agreement, but fail to make in full the Capital Contributions required by Section 3.3(c)(ii) within sixty (60) days after the Effective Date, the Investors shall make Capital Contributions to the LLC in an aggregate amount equal to the amount to be funded by the Contributors under Section 3.3(c)(ii), assuming a contribution and purchase price of $1.00 per Unit, and the LLC shall cause the Units held by all Unitholders to be increased or decreased, as applicable and the Class A Unreturned Capital increased, such that the number of Units and the Class A Unreturned Capital and Class B Unreturned Capital of each Unitholder, as applicable, shall equal those set forth in the table under the column entitled “Commitment Not Fulfilled” on Schedule 3.3(c) which corresponds to the Applicable Table and Schedule A shall be revised accordingly.

Section 3.4           Preemptive Rights.

(a)           Except for issuances of:

(i)            Units set forth on Schedule A as of the date hereof (including, for the avoidance of doubt, any Capital Contributions made after the date hereof in respect of Class A Units or Class B Units set forth on Schedule A hereto);

(ii)           Class A Units, Class B Units and/or Class C Units issued pursuant to Section 3.3(a) or Section 3.3(c) hereof;

(iii)          Equity Securities upon exercise, conversion or exchange of debt securities or Equity Securities which were issued in compliance with (including if such issuances were exempt from) this Section 3.4 (to the extent such issuance is effected pursuant to the original terms of any such debt securities or other Equity Securities);

(iv)          Equity Securities to effectuate a transaction in accordance with Section 15.7 of this Agreement;

(v)           Equity Securities in connection with a restructuring (other than such securities received in return for new capital invested in connection with such restructuring); or

(vi)          Units in connection with any Unit split or any subdivision of Units, Unit dividend or similar recapitalization of the LLC or any of its Subsidiaries;

if the LLC proposes to issue or sell any Equity Securities, the LLC shall offer to each Qualified Unitholder holding Class C Units (other than Excluded Unitholders) by written notice from the LLC (describing in reasonable detail the Equity Securities being offered, the purchase price thereof, the payment terms and such Qualified Unitholder’s Proportional Share) (the “Participation Notice”) the right to purchase a portion of such Equity Securities being purchased equal to the quotient obtained by dividing (1) the aggregate number of Class C Units held by such Qualified Unitholder, by (2) the aggregate number of Class C Units held by all Qualified Unitholders other than Excluded Unitholders (such Qualified Unitholder’s “Proportional Share”); provided that no Qualified Unitholder who either (x) would be entitled to purchase less than $10,000 of such Equity Securities after determination of such holder’s Proportional Share, (y) is not an “accredited investor” as such term is defined in the Securities Act and the rules and regulations promulgated thereunder or (z) at any time has breached or is in breach of any noncompetition, nonsolicitation, confidentiality or similar restrictive provisions to which such Qualified Unitholder is bound pursuant to a Senior Management Agreement, other Equity Agreement or other agreement between such Qualified Unitholder and the LLC or any of its Subsidiaries (any such Qualified Unitholder, an “Excluded Unitholder”) shall have any rights under this Section 3.4.  Each such Qualified Unitholder shall be entitled to purchase all or any portion of its Proportional Share of such offered Equity Securities at the same price and on the same terms as such Equity Securities are to be offered to any other Person; provided that if all Persons entitled to purchase or receive any class, group or series of such Equity Securities are required to also purchase other securities of the LLC, the Qualified Unitholders exercising their rights pursuant to this Section 3.4 shall also be required to purchase the same strip of securities (on the same terms and conditions) that such other Persons are required to purchase.  If all of the Equity Securities offered to the Qualified Unitholders hereunder are not fully subscribed by such Qualified Unitholders, the unsubscribed Equity Securities shall be allocated to the Qualified Unitholders purchasing their full allotment and indicating in their notice to the LLC pursuant to Section 3.4(b) a desire to acquire any Equity Securities that are available because of under-subscription.

(b)           In order to exercise its purchase rights hereunder, a Qualified Unitholder must within fifteen (15) calendar days of the date of the Participation Notice deliver a written notice to the LLC irrevocably exercising its rights to purchase such offered Equity Securities hereunder (including the extent, subject to any maximum dollar amounts or number of Equity Securities specified therein, to which such Qualified Unitholder elects to acquire any Equity Securities in excess of its Proportional Share available if the Equity Securities offered to Qualified Unitholders are not fully subscribed by such Qualified Unitholders based on their respective Proportional Shares).

(c)           Upon the expiration of the offering periods described above, the LLC shall be entitled to sell such Equity Securities which such Qualified Unitholders have not elected to purchase during the 180 calendar days following such expiration at a price and on payment terms not less than the price and payment terms offered to the Qualified Unitholders, and on other terms and conditions not more favorable in the aggregate than such other terms and conditions were offered to the Qualified Unitholders.  Any securities offered or sold by the LLC after such 180 calendar day period must be reoffered to such Qualified Unitholders pursuant to the terms of this Section 3.4.

(d)           So long as the Qualified Unitholders are not disadvantaged (e.g., unable to participate in a Distribution or payment in respect of Equity Securities to be acquired hereunder), in lieu of offering any Equity Securities to the Qualified Unitholders at the time such Equity Securities are offered to other Persons, the LLC may comply with the provisions of this Section 3.4 by making an offer to sell to the Qualified Unitholders (other than Excluded Unitholders) their Proportional Share of such securities promptly after a sale to such other Persons is effected.  In such event, for all purposes of this Section 3.4, each Qualified Unitholder’s Proportional Share shall be determined taking into consideration the actual number of Equity Securities sold to any other Person so as to achieve the same economic effect as if such offer would have been made prior to such sale.

(e)           The rights of the Unitholders under this Section 3.4 shall terminate upon the consummation of the first to occur of (i) a Qualified Public Offering or (ii) an Approved Sale.

Section 3.5           Capital Accounts.

(a)           The LLC shall maintain a separate Capital Account for each Unitholder according to the rules of Treasury Regulation Section 1.704-1(b)(2)(iv).  The Capital Account of each Unitholder as of the Effective Date is set forth on Schedule A.  For this purpose, the LLC may (in the discretion of the Board), upon the occurrence of the events specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such regulation and Treasury Regulation Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of LLC property.

(b)           For purposes of computing the amount of any item of LLC income, gain, loss, or deduction to be allocated pursuant to Article IV and to be reflected in the Capital Accounts, the determination, recognition, and classification of any such item shall be the same as its determination, recognition, and classification for federal income tax purposes (including any method of depreciation, cost recovery, or amortization used for this purpose); provided that:

(i)           The computation of all items of income, gain, loss, and deduction shall include those items described in Code Section 705(a)(1)(B) or Code Section 705(a)(2)(B) and Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.

(ii)           If the Book Value of any LLC property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

(iii)          Items of income, gain, loss, or deduction attributable to the disposition of LLC property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv)          Items of depreciation, amortization, and other cost recovery deductions with respect to LLC property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g), provided, however, that if such difference is being eliminated by use of the method set forth in Treasury Regulation Section 1.704-3(d), such cost recovery deductions shall be determined pursuant to the rules prescribed by Treasury Regulation Section 1.704-3(d)(2).

(v)           To the extent an adjustment to the adjusted tax basis of any LLC asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

(vi)          The amounts of the items of LLC income, gain, loss or deduction available to be specially allocated pursuant to Section 4.3 shall be determined by applying rules analogous to those set forth in this Section 3.5(b).

(c)           Notwithstanding the foregoing, in the event there is a Non-Participation Amount, the Capital Account balance of each Participating Member shall be adjusted to equal an amount which would cause the Adjusted Capital Account balance of such Participating Member with respect to its Residual Units (expressed as a fraction of the total aggregate Adjusted Capital Account balances of all Unitholders with respect to their Residual Units) to equal a fraction the numerator of which is the number of such Participating Member’s Residual Units and the denominator of which is the aggregate number of all outstanding Residual Units.

(d)           For the avoidance of doubt, if the LLC is compensated for a Loss or Expense, or otherwise indemnified, by any Unitholder pursuant to the Contribution Agreement or the Purchase Agreement, such payment shall not be treated as a Capital Contribution and such Unitholder’s Capital Account balance will not be affected by such payment.

Section 3.6           Negative Capital Accounts.  No Unitholder shall be required to pay to any other Unitholder or the LLC any deficit or negative balance which may exist from time to time in such Unitholder’s Capital Account (including upon and after dissolution of the LLC).

Section 3.7           No Withdrawal.  No Person shall be entitled to withdraw any part of such Person’s Capital Contributions or Capital Account or to receive any Distribution from the LLC, except as expressly provided herein or in the other agreements referred to herein.

Section 3.8           Loans From Unitholders; Co-Investment Rights.

(a)           Loans by Unitholders to the LLC shall not be considered Capital Contributions.  If any Unitholder shall loan funds to the LLC, the making of such loans shall not result in any increase in the amount of the Capital Account of such Unitholder.  The amount of any such loans shall be a debt of the LLC to such Unitholder and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

(b)           Except with respect to the Note, if the LLC proposes to borrow funds from any Unitholder (such loan, a “Debt Investment” and such Unitholder, the “Unitholder Lender”), the LLC shall offer to each Qualified Unitholder holding Class C Units (other than Excluded Unitholder Lenders) by written notice from the LLC (describing in reasonable detail the proposed Debt Investment, the aggregate principal amount thereof, the terms and conditions thereof and such Qualified Unitholder’s Proportional Share) (the “Co-Investment Notice”) the right to co-invest with such Unitholder Lender in such Debt Investment in an amount equal to such Qualified Unitholder’s Proportional Share (being the quotient obtained by dividing (1) the aggregate number of Class C Units held by such Qualified Unitholder, by (2) the aggregate number of Class C Units held by all Qualified Unitholders other than Excluded Unitholders); provided that no Qualified Unitholder who either (x) would be entitled to invest less than $10,000 in such Debt Investment after determination of such holder’s Proportional Share or (y)

at any time has breached or is in breach of any noncompetition, nonsolicitation, confidentiality or similar restrictive provisions to which such Qualified Unitholder is bound pursuant to a Senior Management Agreement, other Equity Agreement or other agreement between such Qualified Unitholder and the LLC or any of its Subsidiaries (any such Qualified Unitholder, an “Excluded Unitholder Lender”) shall have any rights under this Section 3.8(b).  Each such Qualified Unitholder shall be entitled to invest in all or any portion of its Proportional Share of such offered Debt Investment at the same price and on the same terms as such Debt Investment is to be offered to any other Person; provided that if all Persons entitled to invest in such Debt Investment are required to also purchase other securities of the LLC, the Qualified Unitholders exercising their rights pursuant to this Section 3.8(b) shall also be required to purchase the same strip of securities (on the same terms and conditions) that such other Persons are required to purchase.  If the entire aggregate principal amount of such Debt Investment offered to the Qualified Unitholders hereunder is not fully subscribed by such Qualified Unitholders, the unsubscribed amount of such Debt Investment shall be allocated to the Qualified Unitholders investing the full amount of their Proportional Share and indicating in their notice to the LLC pursuant to Section 3.8(c) a desire to invest additional amounts in such Debt Investment that are available because of under subscription.

(c)           In order to exercise its investment rights hereunder, a Qualified Unitholder must within fifteen (15) calendar days of the date of the Co-Investment Notice deliver a written notice to the LLC irrevocably exercising its rights to invest in such Debt Investment hereunder (including the extent, subject to any maximum dollar amounts specified therein, to which such Qualified Unitholder elects to invest in such Debt Investment in excess of its Proportional Share available if the Debt Investment offered to Qualified Unitholders are not fully subscribed by such Qualified Unitholders based on their respective Proportional Shares).

(d)           Upon the expiration of the offering periods described above, the Unitholder Lender shall be entitled to invest in the portion of such Debt Investment which such Qualified Unitholders have not elected to subscribe for during the 180 calendar days following such expiration at a price and in an aggregate principal amount not less than the price and aggregate principal amount offered to the Qualified Unitholders, and on other terms and conditions not more favorable in the aggregate than such other terms and conditions were offered to the Qualified Unitholders.  Any proposed Debt Investment to be made after such 180 calendar day period must be reoffered to such Qualified Unitholders pursuant to the terms of clauses (b), (c) and (d) of this Section 3.8.

(e)           So long as the Qualified Unitholders are not disadvantaged, in lieu of offering any Debt Investment to the Qualified Unitholders at the time such Debt Investment is offered to a Unitholder Lender, the LLC may comply with the provisions of this Section 3.8 by making an offer to the Qualified Unitholders (other than Excluded Unitholders) to invest in their Proportional Share of such Debt Investment promptly after the completion of the investment by such Unitholder Lender.  In such event, for all purposes of this Section 3.8, each Qualified Unitholder’s Proportional Share shall be determined taking into consideration the actual amount of the Debt Investment sold to any other Unitholder Lender so as to achieve the same economic effect as if such offer would have been made prior to the completion of such investment.

(f)           The rights of the Unitholders under clauses (b), (c) and (d) of this Section 3.8 shall terminate upon the consummation of the first to occur of (i) a Qualified Public Offering or (ii) an Approved Sale.

Section 3.9           Management Incentive Units.

(a)           Management Incentive Units Generally.  The LLC may issue authorized but unissued Management Incentive Units to existing or new employees, officers, directors, consultants or other service providers of the LLC or any of its Subsidiaries pursuant to a Senior Management Agreement or other Equity Agreement approved by the Board, which agreement shall contain such provisions as the Board shall determine; provided, however, that Management Incentive Units may not be issued to any Investor, any Contributor, any Affiliate of any Investor or Contributor or any of their respective employees, officers or directors (other than employees or officers of the LLC and its Subsidiaries).  In the Board’s discretion, the terms of any Management Incentive Units issued pursuant to this Section 3.9 may include limitations on the Distribution entitlements of such Units imposed in order to cause such Units to qualify as “profits interests” within the meaning of Internal Revenue Service Revenue Procedures 93-27 and 2001-43, Internal Revenue Service Notice 2005-43, or any future Internal Revenue Service guidance, including, as set forth in Section 3.9(b) below, by establishing a threshold amount (a “Participation Threshold”) of cumulative Distributions that must be made with respect to all or one or more specified classes, groups or series of Units outstanding immediately prior to the issuance of Management Incentive Units before such Management Incentive Units may receive any Distributions.  Except as otherwise provided by the Board, any Unitholder who receives Management Incentive Units that are subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code shall make a timely and effective election under Section 83(b) of the Code with respect to such Units.  The LLC and all Unitholders will (A) treat such Units as outstanding for tax purposes, (B) treat such Unitholder as a member of the LLC for income tax purposes with respect to such Units and (C) file all tax returns and reports consistently with the foregoing (except for non-U.S. federal returns or reports for which a different tax treatment is required by applicable law), and neither the LLC nor any of its Unitholders will deduct any amount (as wages, compensation or otherwise) for the fair market value of such Units for income tax purposes.  This Section 3.9, together with the Senior Management Agreements or other Equity Agreements pursuant to which the Management Incentive Units are issued, are intended to qualify as a compensatory benefit plan within the meaning of Rule 701 of the Securities Act (and any similarly applicable state “blue-sky” securities laws) and the issuance of Management Incentive Units pursuant hereto is intended to qualify for the exemption from registration under the Securities Act provided by Rule 701 (and any similarly applicable state “blue-sky” securities laws); provided that the foregoing shall not restrict or limit the LLC’s ability to issue any Management Incentive Units pursuant to any other exemption from registration under the Securities Act available to the LLC.  The LLC may make the Management Incentive Units and any issuance thereof and any applicable Equity Agreement subject to the terms and conditions of any other equity incentive plan consistent with the terms of this Agreement, as may have been adopted by the LLC.

(b)           Participation Thresholds.  On the date of each grant of Management Incentive Units to a Unitholder who is, or as a result of such grant becomes, a holder of Management Incentive Units pursuant to a grant made under a Senior Management Agreement or other Equity Agreement, the Board shall establish an initial Participation Threshold with respect to each Management Incentive Unit granted on such date.  Unless otherwise determined by the Board, the Participation Threshold with respect to a Management Incentive Unit shall be equal to or greater than the Total Equity Value Proceeds (determined by using the Valuation Procedures) on the date of grant of such Management Incentive Unit. The Board may designate a series number for each subset of Management Incentive Units consisting of Management Incentive Units having the same Participation Threshold, which Participation Threshold differs from the Participation Thresholds of all Management Incentive Units not included in such subset.  In the event of any Capital Contribution by any Unitholder made after the date a Management Incentive Unit is issued, unless the Board determines otherwise, the Participation Threshold (if any) of such Incentive Unit shall be increased by the amount of such Capital Contribution.

The Participation Thresholds applicable to outstanding Management Incentive Units shall be set forth on Schedule A, and Schedule A shall be amended from time to time as necessary to reflect any adjustments to the Participation Thresholds of outstanding Management Incentive Units required pursuant to this Section 3.9.

(c)           Notwithstanding anything in this Section 3.9 to the contrary, the Board shall have the power to amend the provisions of this Section 3.9 and Section 4.1(a) to achieve the economic results intended by this Agreement, including that any Management Incentive Units that are granted to executives of the LLC or any of its Subsidiaries in exchange for services provided or to be provided to the LLC or any Subsidiary thereof are intended to be profits interests when issued for United States federal income tax purposes.

ARTICLE IV

DISTRIBUTIONS AND ALLOCATIONS

Section 4.1           Distributions.

(a)           Distributions Generally.  Except as otherwise set forth in this Section 4.1, and subject to the provisions of Section 18-607 of the Delaware Act, the Board may in its sole discretion make Distributions at any time and from time to time.  All Distributions (other than Tax Distributions) shall be made only in the following order and priority (and with respect to each time Distributions are being made, no Distributions shall be made pursuant to any subsequent clause of the following until all Distributions under prior clauses have been fully paid):

(i)            First, to the Unitholders holding Class A Units, an amount equal to the aggregate Class A Unpaid Yield on such Unitholders’ outstanding Class A Units as of the time of such Distribution (distributed among such Unitholders based on the proportion that each Unitholder’s share of Class A Unpaid Yield bears to the aggregate Class A Unpaid Yield) until the entire amount of the Class A Unpaid Yield on the outstanding Class A Units as of the time of such Distribution has been paid in full.

(ii)           Second, to the Unitholders holding Class A Units, an amount equal to the aggregate Class A Unreturned Capital with respect to such Unitholders’ Class A Units held as of the time of such Distribution (distributed among such Unitholders based on the proportion that each such Unitholder’s share of Class A Unreturned Capital bears to the aggregate amount of Class A Unreturned Capital), until the entire amount of Class A Unreturned Capital with respect to the outstanding Class A Units as of the time of such Distribution has been paid in full.

(iii)          Third, to the Unitholders holding Class B Units, an amount equal to the aggregate Class B Unpaid Yield on such Unitholders’ outstanding Class B Units as of the time of such Distribution (distributed among such Unitholders based on the proportion that each Unitholder’s share of Class B Unpaid Yield bears to the aggregate Class B Unpaid Yield) until the entire amount of the Class B Unpaid Yield on the outstanding Class B Units as of the time of such Distribution has been paid in full.

(iv)          Fourth, to the Unitholders holding Class B Units, an amount equal to the aggregate Class B Unreturned Capital with respect to such Unitholders’ Class B Units held as of the time of such Distribution (distributed among such Unitholders based on the proportion that each such Unitholder’s share of Class B Unreturned Capital bears to the aggregate amount of Class B Unreturned Capital), until the entire amount of Class B Unreturned Capital with respect to the outstanding Class B Units as of the time of such Distribution has been paid in full.

(v)           (A)           Thereafter, subject to the provisos in clauses (B) and (C) immediately below, to the Unitholders holding Class C Units or Class D Units, distributed among such Unitholders in proportion to the number of Class C Units and Class D Units held by each such Unitholder;

(B)           provided, however, that notwithstanding anything to the contrary in Section 4.1(a)(v)(A), no Distribution shall be made to a Unitholder pursuant to Section 4.1(a)(v)(A) or Section 13.2 with respect to any Management Incentive Unit with a Participation Threshold until the aggregate Distributions made to all Unitholders pursuant to Section 4.1(a) and Section 13.2 from the date of issuance of such Management Incentive Unit is equal to or greater than such Participation Threshold of such Management Incentive Unit.  An amount equal to the amount of any reduction in Distributions to a Management Incentive Unitholder resulting from the application of the foregoing sentence (i.e., the incremental amount that such Management Incentive Unitholder would have otherwise been distributed) shall be distributed, in accordance with Section 4.1(a)(v)(A) to the other Unitholders in respect of (i) Class C Units, (ii) Class D Units with no Participation Threshold and (iii) Management Incentive Units with Participation Thresholds lower than that of the Management Incentive Unit(s) with respect to which the Management Incentive Unitholder’s Distributions were reduced and to the extent such Management Incentive Unitholder would otherwise be entitled to participate in such Distribution pursuant to the application of the first sentence of this Section 4.1(a)(v)(B). Distributions pursuant to Section 4.1(a)(v)(A) shall be made after taking into account and applying the principles set forth in this Section 4.1(a)(v)(B); provided, that the Board may determine to amend this Agreement in accordance with Section 15.2 in order to make such changes to this Agreement as the Board determines in its reasonable discretion is necessary to reflect the principles set forth in this Section 4.1(a)(v)(B); and

(C)           provided further, however, that, notwithstanding the foregoing, the portion of any Distribution that would otherwise be made with respect to any unvested Residual Unit pursuant to this Section 4.1(a)(v) (x) except as provided in clause (y) below, shall be held in reserve by the LLC or one of its Subsidiaries (the “Reserve Amount”) (but treated as Distributed for purposes of this Agreement) until such unvested Residual Unit either (I) vests, in which case the Reserve Amount attributable to such Unit shall be distributed to the Unitholder holding such Unit, or (II) is cancelled, forfeited, repurchased or otherwise acquired by the LLC or any of its Subsidiaries, in which case the Reserve Amount attributable to such Unit shall be distributed among the Unitholders holding Residual Units pursuant to this Section 4.1(a)(v) (but subject to the holdback terms of this proviso with respect to any unvested Residual Units) and (y) in connection with any liquidating distribution shall equal the lesser of the amount the holder of such Residual Unit would have received if such Residual Unit were vested and the holder’s Capital Contribution with respect to such unvested Residual Unit.

(b)           Tax Distributions.  Notwithstanding any other provision herein to the contrary, so long as the LLC is treated as a partnership for federal income tax purposes, the LLC shall use its reasonable best efforts to distribute to the Unitholders within 15 days after the end of each Fiscal Quarter of the LLC, to the extent that funds are legally available therefor and would not impair the liquidity of the LLC with respect to working capital, capital expenditures, debt service, reserves, or otherwise and would not be prohibited under any credit facility to which the LLC or any Subsidiary is a party, an aggregate amount of cash (a “Tax Distribution”) in respect of such Fiscal Quarter which in the good faith estimation of the Board equals the product of (x) the aggregate amount of all taxable income allocable to the Unitholders in respect of such Fiscal Quarter (determined without regard to adjustments under Section 734(b), if applicable) (provided that in no event shall such calculation include any taxable income for any period prior to the effective date of this Agreement or any tax liability relating thereto), multiplied by (y) the combined maximum U.S. federal, state, and local income tax rate to be applied with respect to such taxable income (calculated by using the highest maximum combined marginal U.S. federal, state and local income tax rates (including self-employment and similar taxes but not reduced by any deduction or credit allowable for state and local taxes and not reflecting any reduced rate applicable to any special class of income) to which any Unitholder may be subject) for such Fiscal Quarter (making an appropriate adjustment for any rate changes that take place during such period).  Each Tax Distribution shall be distributed among the Unitholders on a pro rata basis according to the allocation of the LLC’s taxable income for such Fiscal Quarter (determined without regard to adjustments under Sections 704(c) and 734(b), if applicable).  The Board shall be entitled to adjust subsequent Tax Distributions up or down to reflect any variation between its prior estimation of quarterly Tax Distributions and the Tax Distributions that would have been computed under this Section 4.1(b) based on subsequent information.  In the event that the funds legally available for any Tax Distribution to be made hereunder are insufficient to pay the full amount of the Tax Distribution that would otherwise be required under this Section 4.1(b), (i) the reduced amount of such Tax Distribution shall be distributed to the Unitholders on a pro rata basis (according to the amounts that would have been distributed to each Unitholder pursuant to this Section 4.1(b) if legally available funds existed in a sufficient amount to make such Distribution in full) and (ii) at any time thereafter when additional funds of the LLC are legally available for Distribution, such funds shall be immediately distributed to the Unitholders on a pro rata basis (according to the amounts that would have been distributed to each Unitholder pursuant to this Section 4.1(b) if legally available funds would have existed in a sufficient amount to make such Tax Distribution in full).  Each Tax Distribution pursuant to this Section 4.1(b) shall reduce the amount of any other Distributions to such Unitholder that would otherwise be made at the time of such Tax Distribution or thereafter pursuant to Section 4.1(a) until such Tax Distributions have been fully offset.

(c)           Persons Receiving Distributions.  Each Distribution shall be made to the Persons shown on the LLC’s books and records as Unitholders as of the date of such Distribution; provided, however, that any transferor and transferee of Units may mutually agree as to which of them should receive payment of any Distribution under Section 4.1.  In the event that restrictions on Transfer or change in beneficial ownership of Units set forth herein have been breached, the LLC may withhold Distributions in respect of the affected Units until such breach has been cured.

(d)           On the Effective Date, the Company shall distribute an aggregate of $60,000,000 in cash to the Contributors (pro rata based on relative ownership of Class B Units) in redemption of an aggregate of 60 million Class B Units issued to them upon consummation of the transactions contemplated under the Contribution Agreement (it being understood that the Units outstanding after giving effect to such redemption shall be as set forth on Schedule A hereto).  For U.S. federal and applicable state income tax purposes, such distribution of cash shall be treated pursuant to Treasury Regulation Section 1.707-3, as a sale by the Contributors to the Company of an undivided interest in each of the assets transferred by the Contributors to the Company pursuant to the Contribution Agreement.

Section 4.2           Allocations.  Except as otherwise provided in Section 4.3, Net Profit or Net Loss for any Taxable Year shall be allocated among the Unitholders in such a manner that, as of the end of such Taxable Year, the Adjusted Capital Account of each Unitholder is, as nearly as possible, equal (proportionately) to the distributions that would be made to such Unitholder, determined as if the LLC were to (i) liquidate the assets of the LLC for an amount equal to their Book Value, and (ii) distribute the proceeds of liquidation pursuant to Section 13.2 and satisfy all LLC liabilities (limited with respect to each nonrecourse liability to the Book Value of the asset securing such liability) (provided that, for purposes of such determination only, all outstanding Management Incentive Units shall be deemed to be fully vested for purposes of calculating the amount of such proceeds distributed to each Unitholder pursuant to Section 13.2).  Notwithstanding the foregoing, in any Taxable Year in which the LLC makes a distribution pursuant to Section 4.1(a)(i) or Section 4.1(a)(iii), if the aggregate amount distributed pursuant to Section 4.1(a)(i) or Section 4.1(a)(iii) for such Taxable Year and all prior Taxable Years exceeds the aggregate Net Profit (and, if Section 13.2 is applicable to such Taxable Year, Profit) that would, but for this sentence, be allocated to the Unitholders holding Units other than Management Incentive Units for such Taxable Year and all prior Taxable Years pursuant to this Section 4.2, then such excess shall be treated as a guaranteed payment pursuant to Section 707(c) of the Code to the Unitholders holding Units other than Management Incentive Units for such Taxable Year.

Section 4.3           Special Allocations.

(a)           Losses attributable to partner nonrecourse debt (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury

Regulation Section 1.704-2(i).  If there is a net decrease during a Taxable Year in partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(3)), Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Unitholders in the amounts and of such character as determined according to, and subject to the exceptions contained in, Treasury Regulation Section 1.704-2(i)(4).  This Section 4.3(a) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted in a manner consistent therewith.

(b)           Nonrecourse deductions shall be allocated to the holders of Residual Units (ratably among such Unitholders based upon the number of Residual Units held by each such Unitholder).  If there is a net decrease in Minimum Gain during any Taxable Year, each Unitholder shall be allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to, and subject to the exceptions contained in, Treasury Regulation Section 1.704-2(f).  This Section 4.3(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c)           If any Unitholder that unexpectedly receives an adjustment, allocation, or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Sections 4.3(a) and 4.3(b) but before the application of any other provision of this Article IV, then Profits for such Taxable Year shall be allocated to such Unitholder in proportion to, and to the extent of, such Adjusted Capital Account Deficit.  This Section 4.3(c) is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d)           Profits and Losses shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m).

(e)           If the allocation of Net Loss (or items of loss or deduction) to a Unitholder as provided in Section 4.2 hereof would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Unitholder only that amount of Net Loss (or items of loss or deduction) as will not create or increase an Adjusted Capital Account Deficit.  The Net Loss (or items of loss or deduction) that would, absent the application of the preceding sentence, otherwise be allocated to such Unitholder shall be allocated to the other holders of Residual Units (ratably among such Unitholders based upon the number of Residual Units held by each such Unitholder), subject to the limitations of this Section 4.3(e).

(f)           The allocations set forth in Sections 4.3(a)-(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations.  The Regulatory Allocations may not be consistent with the manner in which the Unitholders intend to allocate Profit and Loss of the LLC or make LLC distributions.  Accordingly, notwithstanding the other provisions of this Article IV, but subject to the Regulatory Allocations, income, gain, deduction, and loss shall be reallocated among the

Unitholders so as to eliminate to the extent possible the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Unitholders to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction, and loss) had been allocated without reference to the Regulatory Allocations.  In general, the Unitholders anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction, and loss) among the Unitholders so that the net amount of the Regulatory Allocations and such special allocations to each such Unitholder is zero.

(g)           The Unitholders acknowledge that allocations analogous to those described in Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(c) may result from the allocations of Profits and Losses provided for in this Agreement.  For the avoidance of doubt, the LLC is entitled to make such allocations and, once required by applicable final or temporary guidance, allocations of Profits and Losses will be made in accordance with Proposed Treasury Regulation 1.704-1(b)(4)(xii)(c) or any successor provision or guidance.

Section 4.4           Tax Allocations.

(a)           The income, gains, losses, deductions, and credits of the LLC will be allocated, for federal, state, and local income tax purposes, among the Unitholders in accordance with the allocation of such income, gains, losses, deductions, and credits among the Unitholders for computing their Capital Accounts; except as otherwise provided in Sections 4.4(b) and 4.4(c) and except that, if any such allocation is not permitted by the Code or other applicable law, then the LLC’s subsequent income, gains, losses, deductions, and credits will be allocated among the Unitholders so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b)           Items of LLC taxable income, gain, loss, and deduction with respect to any property contributed to the capital of the LLC shall be allocated among the Unitholders in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the LLC for federal income tax purposes and its Book Value using the method as determined by the Investors, in their sole and absolute discretion.

(c)           If the Book Value of any LLC asset is adjusted pursuant to the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), subsequent allocations of items of taxable income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) using the method as determined by the Investors, in their sole and absolute discretion.

(d)           Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Unitholders according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(e)           Allocations pursuant to this Section 4.4 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any

Unitholder’s Capital Account or share of Profits, Losses, Distributions or other LLC items pursuant to any provision of this Agreement.

(f)           For any Taxable Year during which any Unit is Transferred between the Unitholders or to another Person, the portion of the Net Profits, Net Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such Unit shall be apportioned between the transferor and the transferee under any method allowed pursuant to Section 706 of the Code and the applicable Treasury Regulations as determined by the Board.

(g)           In the event that the Code or any Treasury Regulation require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article IV, the Board is hereby authorized to make new allocations in reliance on the Code and such Treasury Regulations, and no such new allocation shall give rise to any claim or cause of action by any Unitholder.

Section 4.5           Indemnification and Reimbursement for Payments on Behalf of a Unitholder.  If the LLC is required by law to make any payment that is specifically attributable to a Unitholder or a Unitholder’s status as such (including any federal, state, local or foreign withholding, personal property, personal property replacement, unincorporated business or other taxes), then such Unitholder shall indemnify the LLC in full for the entire amount paid (including interest, penalties and related expenses).  The LLC may pursue and enforce all rights and remedies it may have against each Unitholder under this Section 4.5, including instituting a lawsuit to collect such indemnification and contribution with interest calculated at a rate equal to 10% per annum, compounded as of the last day of each year (but not in excess of the highest rate per annum permitted by law) and shall be entitled to deduct and offset any amounts owed to the LLC by a Unitholder hereunder from amounts otherwise distributable to such Unitholder.  The obligations hereunder shall survive the winding up or dissolution of the LLC.

Section 4.6           Transfer of Capital Accounts.  If a Unitholder Transfers an LLC Interest to a new or existing Unitholder, the transferee Unitholder shall succeed to that portion of the transferor’s Capital Account that is attributable to the Transferred LLC Interest.  Any reference in this Agreement to a Capital Contribution of, or Distribution to, a Unitholder that has succeeded any other Unitholder shall include any Capital Contributions or Distributions previously made by or to the former Unitholder on account of the LLC Interest of such former Unitholder Transferred to such successor Unitholder.

ARTICLE V

BOARD OF MANAGERS; OFFICERS

Section 5.1           Management by the Board of Managers.

(a)           No Management by Unitholders.  The Unitholders shall not manage or control the business and affairs of the LLC, except for situations in which the approval of Class C Unitholders or any other class of Unitholders, if applicable is expressly required by this Agreement or by non-waivable provisions of applicable law.

(b)           Authority of Board of Managers.

(i)            Management Authority.  Except for situations in which the approval of the Majority Holders is otherwise expressly required by this Agreement, subject to Section 5.1(b)(ii) and Section 6.7, (A) the powers of the LLC shall be exercised by or under the authority of, and the business and affairs of the LLC shall be managed under the direction of, the Board, and (B) the Board may make all decisions and take all actions for the LLC not otherwise provided for in this Agreement.

(ii)           Board Action.  The Board may act (A) by resolutions adopted at a meeting and by written consents pursuant to Section 5.3, (B) by delegating power and authority to committees pursuant to Section 5.4, and (C) by delegating power and authority to any Officer pursuant to Section 5.6.

(iii)          Time and Attention of Managers.  Each Unitholder acknowledges and agrees that no Manager shall, solely as a result of being a Manager, be bound to devote all of his business time to the affairs of the LLC, and that such Manager and his Affiliates do and will continue to engage for their own account and for the accounts of others in other business ventures.

(c)           Officers.  The management of the business and affairs of the LLC by the Officers and the exercising of their powers shall be conducted under the supervision of and subject to the approval of the Board.

Section 5.2           Composition and Election of the Board of Managers.

(a)           Number and Designation.  The number of Managers on the Board shall be the number serving pursuant to clauses (i) through (iv) below.  Subject to Section 5.2(c) and Section 5.2(d), the Board shall at all times be comprised of the following persons:

(i)            two (2) representatives, designated by GTCR Fund X/B (each a “Fund X/B Manager” and, together, the “Fund X/B Managers”), who initially shall be [__________] and [__________];

(ii)           one (1) representative designated by GTCR Fund X/C (the “Fund X/C Manager” and, together with the Fund X/B Managers, each an “Investor Manager” and, collectively, the “Investor Managers”), who initially shall be [__________];

(iii)          Mr. Homel, so as long as he is employed by the LLC or any of its Subsidiaries and if Mr. Homel is no longer employed by the LLC or any of its Subsidiaries, the LLC’s chief executive officer (the “Executive Manager”); and

(iv)          So long as the Contributors satisfy the Ownership Threshold one (1) representative designated by the Contributors (the “Contributor Manager”), who shall initially be [_____________], except that during any period the Contributors elect to be Insulated Unitholders, they shall only hold such rights to the extent consistent with Section 6.9 and the FCC’s rules regarding the insulation of members of a limited liability company.

(b)           Term.  Members of the Board shall serve from their designation in accordance with the terms hereof until their resignation, death or removal in accordance with the terms hereof.  Members of the Board need not be Unitholders and need not be residents of the State of Delaware.  A person shall become a Manager and member of the Board effective upon receipt by the LLC at its principal place of business of a written notice addressed to the Board (or at such later time or upon the happening of some other event specified in such notice) of such person’s designation from the person or persons entitled to designate such Manager pursuant to Section 5.2(a); provided that the persons specifically named in Section 5.2(a) shall be members of the Board commencing on the date hereof without further action.  A Manager may resign as such by delivering his, her or its written resignation to the LLC at the LLC’s principal office addressed to the Board.  Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

(c)           Removal.  If Mr. Homel ceases to be employed by the LLC or any of its Subsidiaries for any reason, such Executive Manager shall, at such time, be automatically removed from the Board and each committee thereof (without any action on the part of the Executive Manager, the Board or such committee) and each of the board of directors or board of managers (or committees thereof), as applicable, of the LLC’s Subsidiaries, and such Executive Manager shall execute such documents as may be requested by the LLC to reflect such removals.  After Mr. Homel is no longer employed by the LLC or any of its Subsidiaries and the LLC’s chief executive officer ceases to be the LLC’s chief executive officer for any reason, such then current Executive Manager shall, at such time, be automatically removed from the Board and each committee thereof (without any action on the part of the Executive Manager, the Board or such committee) and each of the board of directors or board of managers (or committees thereof), as applicable, of the LLC’s Subsidiaries, and such Executive Manager shall execute such documents as may be requested by the LLC to reflect such removals.  The removal from the Board or any of its committees (with or without cause) of any Fund X/B Manager shall be upon (and only upon) the written request of GTCR Fund X/B.  The removal from the Board or any of its committees (with or without cause) of any Fund X/C Manager shall be upon (and only upon) the written request of GTCR Fund X/C.  The removal from the Board or any of its committees (with or without cause) of the Contributor Manager shall be upon (and, except as provided herein, only upon) written request of the Contributors.  If the Contributors are no longer entitled to elect a Contributor Manager pursuant to Section 5.2(a)(iv), the Contributor Manager shall, at such time, be automatically removed from the Board and each committee thereof (without any action on the part of the Contributor Manager, the Board or such committee) and each of the board of directors or board of managers (or committees thereof), as applicable, of the LLC’s Subsidiaries, and such Contributor Manager shall execute such documents as may be requested by the LLC to reflect such removals.

(d)           Vacancies.  In the event that any Manager other than an Executive Manager for any reason (other than with respect to a Contributor Manager, in the event the Contributors are no longer entitled to elect a Contributor Manager pursuant to Section 5.2(a)(iv)) ceases to serve as a member of the Board, (i) the resulting vacancy on the Board shall be filled by a Person designated by the person or persons originally entitled to designate such Manager pursuant to Section 5.2(a) above (provided that, if any party fails to designate a person to fill a vacancy on the Board pursuant to the terms of this Section 5.2, such vacant managership shall remain vacant until such managership is filled pursuant to this Section 5.2(d)), and (ii) such designee shall be removed promptly after such time from each committee of the Board.  In the event that an Executive Manager ceases to serve as a member of the Board as a result of ceasing to be the LLC’s chief executive officer, such Executive Manager managership shall remain vacant until the LLC’s chief executive officer is appointed by the Board.

(e)           Reimbursement.  The LLC shall pay all reimbursable out-of-pocket costs and expenses incurred by each member of the Board incurred in the course of their service hereunder, including in connection with attending regular and special meetings of the Board, any board of managers or board of directors of each of the LLC’s Subsidiaries and/or any of their respective committees.

(f)           Compensation of Managers.  No Investor Manager, no Contributor Manager and, except as approved by the Majority Holders, no other Manager shall receive any compensation for serving in such capacity.

(g)           Reliance by Third Parties.  Any Person dealing with the LLC, other than a Unitholder, may rely on the authority of the Board (or any Officer authorized by the Board) in taking any action in the name of the LLC without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.  Every agreement, instrument or document executed by the Board (or any Officer authorized by the Board) in the name of the LLC with respect to any business or property of the LLC shall be conclusive evidence in favor of any Person relying thereon or claiming thereunder that (i) at the time of the execution or delivery thereof, this Agreement was in full force and effect, (ii) such agreement, instrument or document was duly executed according to this Agreement and is binding upon the LLC and (iii) the Board or such Officer was duly authorized and empowered to execute and deliver such agreement, instrument or document for and on behalf of the LLC.

(h)           Subsidiary Board of Managers or Board of Directors.  The LLC shall at all times, unless otherwise determined by the Board in its good faith discretion, cause the board of managers or board of directors of each of the LLC’s Subsidiaries to be of the same size and comprised of the same persons who are then Managers of the Board pursuant to Section 5.2(a) above; provided that Mr. Homel shall be entitled to sit on any of the board of managers or board of directors of the LLC’s Subsidiaries as he determines in his sole discretion for so long as he remains an Executive Manager.  The voting rights of the Investor Managers serving on any board of managers or board of directors of any of the LLC’s Subsidiaries shall be commensurate with the voting rights of the Investor Managers with respect to the Board.

Section 5.3           Board Meetings and Actions by Written Consent.

(a)           Quorum; Voting.  A majority of the total number of votes held by Managers then serving on the Board (i.e., excluding any vacancies on the Board) must be present (including for purposes of actions taken pursuant to Section 5.3(g)) in order to constitute a quorum for the transaction of business of the Board (provided that a quorum must at all times include at least two Investor Managers), and except as otherwise provided in this Agreement, the act of the Managers holding a majority of the total votes present at a meeting of the Board at which a quorum is present shall be the act of the Board.  Once a quorum is present to commence a meeting of the Board, such quorum shall be broken as soon as no Investor Managers remain present at such meeting and no further business may be transacted at such meeting until such time as a quorum shall again be present.  If a quorum shall not be present during a meeting of the Board, the Managers present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.  A Manager who is present at a meeting of the Board at which action on any matter is taken shall be presumed to have assented to the action unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof or shall deliver such dissent to the LLC immediately after the adjournment of the meeting.  Such right to dissent shall not apply to a Manager who voted in favor of such action.  At each meeting of the Board, the Investor Managers present at such meeting shall be collectively entitled to a number of votes (the “Investor Votes”) on all matters to be voted on by the Board equal to the sum of one plus the number of Managers present at such meeting that are not Investor Managers, with each Investor Manager entitled to cast his proportionate share of the total Investor Votes.  Each Executive Manager and each Contributor Manager shall be entitled to one vote on all matters voted on by the Board.

(b)           Place; Attendance.  Meetings of the Board may be held at such place or places as shall be determined from time to time by resolution of the Board.  At all meetings of the Board, business shall be transacted in such order as shall from time to time be determined by resolution of the Board.  Attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(c)           Meeting In Connection With Class C Unitholder Meeting.  In connection with any meeting of Class C Unitholders, the Managers may, if a quorum is present and the Contributor Manager is present), hold a meeting for the transaction of business immediately after and at the same place as such meeting of the Class C Unitholders.  Notice of such meeting at such time and place shall not be required.

(d)           Regular Meetings.  Regular meetings of the Board shall be held at such times as shall be designated from time to time by unanimous resolution of the Board.  Notice of such meetings shall not be required.

(e)           Special Meetings.  Special meetings of the Board may be called by any Investor Manager or Executive Manager on at least 24 hours’ notice to each other Manager, either personally, by telephone, by mail, by telegraph, by facsimile or by email.  Such notice shall state the purpose or purposes of, and the business to be transacted at, such meeting.

(f)           Chairman and Vice Chairman.  The Board shall designate one of the Managers to serve as Chairman and a different Manager to serve as Vice Chairman.  The Chairman shall preside at all meetings of the Board.  If the Chairman is absent at any meeting of the Board, the Vice Chairman shall preside over such Board meeting.  If the Chairman and Vice Chairman are absent, the Managers present shall designate a member to serve as interim chairman for that meeting.  Neither the Chairman nor Vice Chairman, except in their capacity as an Officer, shall have the authority or power to act for or on behalf of the LLC, to do any act that would be binding on the LLC or to make any expenditure or incur any obligation on behalf of the LLC or authorize any of the foregoing.

(g)           Action by Written Consent or Telephone Conference.  Any action permitted or required by the Delaware Act, the Certificate or this Agreement to be taken at a meeting of the Board or any committee designated by the Board may be taken without a meeting, without notice and without a vote if a consent in writing, setting forth the action to be taken, is signed by all Managers than serving on the Board.  Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of the State of Delaware, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Board or any such committee, as the case may be.  Subject to the requirements of the Delaware Act, the Certificate or this Agreement for notice of meetings, unless otherwise restricted by the Certificate, the Managers or members of any committee designated by the Board may participate in and hold a meeting of the Board or any committee, as the case may be, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 5.4           Committees; Delegation of Authority and Duties.

(a)           Committees; Generally.  The Board may, from time to time, designate one or more committees; provided that the composition of any committee shall be determined in good faith by the Board and, prior to the consummation of a Qualified Public Offering, the Contributor Manager shall have the right to be appointed to each such committee.  Any such committee, to the extent provided in the enabling resolution or in the Certificate or this Agreement, shall have and may exercise all of the authority of the Board.  At every meeting of any such committee, the presence of a majority of all the members thereof and at least one Investor Manager shall constitute a quorum, and except as otherwise provided in this Agreement, the act of the Managers holding a majority of the total votes present at a meeting of such committee at which a quorum is present shall be the act of such committee.  Once a quorum is present to commence a meeting of such committee, such quorum shall be broken as soon as no Investor Managers remain present at such meeting and no further business may be transacted at such meeting until such time as a quorum shall again be present.  The voting rights of the Investor Managers with respect to any such committee shall be commensurate with the voting rights of the Investor Managers with respect to the Board.  The Board may dissolve any committee at any time, unless otherwise provided in the Certificate or this Agreement.

(b)           Delegation; Generally.  The Board may, from time to time, delegate to one or more Persons (including any Manager or Officer) such authority and duties as the Board may deem advisable in addition to those powers and duties set forth in Section 5.1(b) hereof.  The Board also may assign titles (including chairman, chief executive officer, president, vice president, secretary, assistant secretary, treasurer and assistant treasurer) to any Manager, Unitholder or other individual and may delegate to such Manager, Unitholder or other individual certain authority and duties.  Any number of titles may be held by the same Manager, Unitholder or other individual.  Any delegation pursuant to this Section 5.4(b) may be revoked at any time by the Board.

(c)           Third-party Reliance.  Any Person dealing with the LLC, other than a Unitholder, may rely on the authority of any Officer in taking any action in the name of the LLC without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.

Section 5.5           Certain Limitations on Liability.

(a)           Board Discretion.  Whenever in this Agreement or any other agreement contemplated herein the Board is permitted or required to take any action or to make a decision or determination, the Board shall take such action or make such decision or determination in its sole discretion, unless another standard is expressly set forth herein or therein.  Whenever in this Agreement or any other agreement contemplated herein the Board is permitted or required to take any action or to make a decision or determination in its “sole discretion” or “discretion,” with “complete discretion” or under a grant of similar authority or latitude, each Manager shall be entitled to consider such interests and factors as such Manager determines are appropriate, subject to Section 5.5 (c).

(b)           Good Faith and Other Standards.  Whenever in this Agreement or any other agreement contemplated herein the Board is permitted or required to take any action or to make a decision or determination in its “good faith” or under another express standard, each Manager shall act under such express standard and, to the extent permitted by applicable law, shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein, and, notwithstanding anything contained herein to the contrary, so long as such Manager acts in good faith, the resolution, action or terms so made, taken or provided by the Board shall not constitute a breach of this Agreement or any other agreement contemplated herein or impose liability upon such Manager or any of such Manager’s Affiliates, employees, agents or representatives.  Each Manager shall act in good faith in all matters brought before the Board.

(c)           No Fiduciary Duties.  To the fullest extent permitted by law, and subject to subsections (a) and (b) of this Section 5.5, the Board shall owe no fiduciary duties to the LLC or the Unitholders; provided that the Board shall act in accordance with the implied contractual covenant of good faith and fair dealing.

(d)           Effect on Other Agreements.  This Section 5.5 shall not in any way affect, limit or modify any Officer’s or employee’s liabilities or obligations under any employment agreement, consulting agreement, confidentiality agreement, noncompete agreement, nonsolicit agreement or any similar agreement with the LLC or any of its Subsidiaries or any Unitholder’s obligations under this Agreement.

Section 5.6           Officers.

(a)           Designation and Appointment.  The Board may (but need not), from time to time, designate and appoint one or more persons as an Officer of the LLC.  No Officer need be a resident of the State of Delaware, a Unitholder or a Manager.  Any Officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them.  The Board may assign titles to particular Officers.  Unless the Board otherwise decides, if the title is one commonly used for officers of a business corporation formed, the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are normally associated with that office, subject to (i) any specific delegation of authority and duties made to such Officer by the Board pursuant to the third sentence of this Section 5.6(a) or (ii) any delegation of authority and duties made to one or more Officers pursuant to the terms of Section 5.4(b).  Each Officer shall hold office until such Officer’s successor shall be duly designated and shall qualify or until such Officer’s death or until such Officer shall resign or shall have been removed in the manner hereinafter provided.  Any number of offices may be held by the same individual.  The salaries or other compensation, if any, of the Officers and agents of the LLC shall be fixed from time to time by the Board.

(b)           Resignation; Removal; Vacancies.  Any Officer (subject to any contract rights available to the LLC, if applicable) may resign as such at any time.  Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board.  The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.  Any Officer may be removed as such, either with or without cause, by the Board in its discretion at any time or by the Majority Holders in their discretion at any time; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the individual so removed.  Designation of an Officer shall not of itself create contract rights.  Any vacancy occurring in any office of the LLC may be filled by the Board and shall remain vacant until filled by the Board.

(c)           Duties of Officers.  The Officers, in the performance of their duties as such, shall owe to the Unitholders duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware.

Section 5.7           Operations.  The Board and Officers shall take steps and actions necessary to (a) maintain books and records, bank accounts and financial statements separate from any other Person, including the Unitholders, (b) not commingle its assets with those of any other Person, including the Unitholders, (c) conduct its business in its own name, (d) pay its own expenses and liabilities out of its own funds, (e) observe all organizational formalities required under the Delaware Act, (f) not guarantee or become obligated for, or pledge its assets for, the debts or liabilities of any Unitholder, or hold out its credit as being available to satisfy the obligations of its Unitholders, (g) conduct its business in offices which are physically segregated from those of its Affiliates or, if unable to be segregated, allocate fairly and reasonably any overhead for shared office space, (h) use its own distinct stationary, invoices and checks, (i) at all times hold itself out to the public and all other Persons as a legal entity separate from any other Person and correct any known misunderstanding regarding its separate identity, (j) have a mailing address and telephone and telecopy numbers different than those of its Unitholders, (k) be duly qualified and in good standing as a foreign company under applicable law in each state in which its assets are located and such qualification is necessary or advisable, (l) except as otherwise provided herein, not permit any Person, including the Unitholders, to control its daily business decisions, (m) maintain an arm’s length relationship with its Affiliates, (n) except as contemplated by any Transaction Documents or other contract or agreement entered into for such purpose, pay the salaries of its own employees and (o) maintain adequate capital for its operation and business purposes at all times.

ARTICLE VI

GENERAL RIGHTS AND OBLIGATIONS OF UNITHOLDERS

Section 6.1           Limitation of Liability.  Except as otherwise provided by applicable law, the debts, obligations, and liabilities of the LLC, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the LLC, and no Unitholder shall be obligated personally for any such debt, obligation, or liability of the LLC solely by reason of being a Unitholder of the LLC; provided that a Unitholder shall be required to return to the LLC any Distribution made to it in clear and manifest accounting or similar error.  The immediately preceding sentence shall constitute a compromise to which all Unitholders have consented within the meaning of the Delaware Act.  Notwithstanding anything contained herein to the contrary, the failure of the LLC to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Unitholders for liabilities of the LLC.

Section 6.2           Lack of Authority.  No Unitholder in his, her, or its capacity as such (other than the members of the Board acting as the Board or an authorized Officer of the LLC) has the authority or power to act for or on behalf of the LLC in any manner, to do any act that would be (or could be construed as) binding on the LLC or to make any expenditures on behalf of the LLC, and the Unitholders hereby consent to the exercise by the Board of the powers conferred on it by law and this Agreement.  Without limiting the foregoing, neither the lending of money to the LLC by a Unitholder or any Affiliate thereof nor the service by a Unitholder or its designee on the Board shall be deemed to constitute participation in control of the LLC or affect, impair or eliminate the limitations on the liability of a Unitholder under this Agreement.

Section 6.3           No Right of Partition.  No Unitholder shall have the right to seek or obtain partition by court decree or operation of law of any LLC property, or the right to own or use particular or individual assets of the LLC.

Section 6.4           Unitholders Right to Act.  Except as expressly provided in this Agreement, or as otherwise required under non-waivable provisions of the Delaware Act, the Unitholders shall have no right to vote on any LLC matter.  For situations where the approval of any Unitholders or class thereof (rather than the approval of the Board on behalf of the Unitholders) is required, such Unitholders or class thereof shall act through meetings and written consents as described in Section 3.2.

Section 6.5           Investment Opportunities and Conflicts of Interest.

(a)           The Unitholders expressly acknowledge and agree that (a) any Unitholder and its respective Affiliates (but excluding the LLC and its Subsidiaries from the definition of Affiliates for purposes of this Section 6.5) and their respective managers, directors, officers, shareholders, partners, members, employees, representatives, and agents (including any of their representatives serving on the Board or on the board of directors or board of managers of the

LLC’s Subsidiaries or as an officer of the LLC or any of its Subsidiaries (collectively, the “Specified Persons”) are permitted (i) to have and develop, and may presently or in the future have and develop, investments, transactions, business ventures, contractual, strategic or other business relationships, prospective economic advantages or other opportunities (the “Business Opportunities”) in any business conducted by the LLC (other than through the LLC or any of its Subsidiaries) or in businesses that are and may be competitive or complementary with such business (an “Other Business”), for their own account or for the account of any Person other than the LLC or any of its Subsidiaries or any other Unitholder, or (ii) to direct any such Business Opportunities to any other Person, in each case, regardless of whether such Business Opportunities are presented to a Specified Person in his, her or its capacity as a Unitholder, Manager, director or manager in the board of directors or board of managers of the LLC or any other Subsidiaries or officer of the LLC or any of its Subsidiaries or otherwise, (b) none of the Specified Persons will be prohibited by virtue of their investments in the LLC or any of its Subsidiaries or their service as a Manager or service on the board of directors or board of managers of the LLC or any other Subsidiaries or as an officer of the LLC or any of its Subsidiaries or otherwise from pursuing and engaging in any such activities, (c) none of the Specified Persons will be obligated to inform or present the LLC or any of its Subsidiaries or the Board or the board of directors or board of managers of the LLC or any other Subsidiary or any other Unitholder of or with any such Business Opportunity, (d) neither the LLC or any of its Subsidiaries or the other Unitholders will have or acquire or be entitled to any interest or expectancy or participation (such right to any interest, expectancy or participation, if any, being hereby renounced and waived to the fullest extent permitted from time to time under applicable law) in any Business Opportunity as a result of the involvement therein of any of the Specified Persons, and (e) the involvement of any of the Specified Persons in any Business Opportunity will not constitute a conflict of interest, breach of fiduciary duty, or breach of this Agreement by such Persons with respect to the LLC or any of its Subsidiaries or the other Unitholders.  This Section 6.5 shall not in any way affect, limit or modify any liabilities, obligations, duties or responsibilities of any Person under any employment agreement, consulting agreement, confidentiality agreement, noncompete agreement, nonsolicit agreement or any similar agreement with the LLC or any of its Subsidiaries.

(b)           Notwithstanding any thing to the contrary contained herein, so long as any Contributor holds any Unit (unless such Contributor is an “insulated” Unitholder under Section 6.9) it shall not, and shall cause its Affiliates not to, provide Protected Programming.

Section 6.6           Transactions Between the LLC and the Unitholders.  Notwithstanding that it may constitute a conflict of interest, the Unitholders or their Affiliates may engage in any transaction (including the purchase, sale, lease or exchange of any property or rendering of any service or the establishment of any salary, other compensation or other terms of employment) with the LLC so long as such transaction is approved by the Board and, if applicable, the Contributors pursuant to Section 6.7.

Section 6.7           Rights of Contributors.

(a)           At any time prior to a Qualified Public Offering, so long as the Contributors satisfy the Ownership Threshold, the written consent of the Contributors (not to be unreasonably withheld, conditioned, delayed or denied) shall be required for the LLC or any of its Subsidiaries to directly or indirectly:

(i)            engage in any Affiliate Transaction, other than any Affiliate Transaction on arm’s length terms that, at the time it is entered into, involves annual consideration less than the greater of (x) $5,000,000 or (y) 10% of EBITDA of the LLC per year;

(ii)           increase the number of authorized Class D Units or issue any Equity Securities to Mr. Homel or any other employee of the LLC having rights or priorities that are senior to the Class C Units;

(iii)          effect any amendment, modification, alteration or restatement (by merger consolidate or otherwise) of this Section 6.7, Section 3.4,  Section 4.1, any of Article X, Section 15.2 (or any definitions used or incorporated in any of such sections or articles);

(iv)          repurchase, redeem or otherwise retire for value any Units, or otherwise consummate any transaction (other than pursuant to Section 10.3) that would result in consideration to the Unitholders, other than in proportion to the Pro Rata Share of such Units, except for the repurchase, redemption or retirement of Units held by former employees of the LLC or any of its Subsidiaries or in connection with distributions pursuant to Section 4.1;

(v)           incur Indebtedness for borrowed money in an aggregate principal amount in excess of the greater of (x) $60 million and (y) an amount equal to the EBITDA of the LLC for the twelve-month period ending on the last day of the month preceding the date on which such transaction would otherwise occur, multiplied by seven (7); or

(vi)          take or commit to take any of the foregoing actions indirectly, whether by amendment, merger, consolidation, operation of law or otherwise.

(b)           The term “Affiliate Transaction” shall mean any transaction between the LLC or any of its Subsidiaries, on the one hand, and any Unitholder, any director or officer of the LLC or any Unitholder, or any of their respective Affiliates or family members, on the other hand, except that none of the following shall constitute an Affiliate Transaction:

(i)            an employment or similar agreement to which the LLC or any of its Subsidiaries is a party (other than any such agreement with a Person that is also an employee, officer or director of any Investor or its Affiliates (excluding the Company and its Subsidiaries)) or the performance thereof or any transaction mandated by the terms of such an agreement;

(ii)           the advancement or reimbursement of expenses to an employee, officer, consultant, Manager or director of the LLC or any Subsidiary that are incurred and paid in accordance with the expense advancement or reimbursement policies of the LLC and its Subsidiaries as in effect from time to time and adopted and approved by disinterested Managers;

(iii)          the payment of indemnification amounts or advancement of expenses to an employee, officer, consultant, Manager or director of the LLC or any Subsidiary pursuant to the provisions of this Agreement, any governing documents of any Subsidiary, or pursuant to any agreement between any Affiliate and the LLC or any Subsidiary, in each case in accordance with policies adopted by the Board and consistent with customary practice in the LLC’s industry;

(iv)          the exercise of any rights or the performance of any obligations under the this Agreement;

(v)           a transaction solely between or among the LLC and its Subsidiaries;

(vi)          a transaction mandated by, or pursuant to the performance of, any Transaction Document;

(vii)         a transaction mandated by, or pursuant to the performance of, the Professional Services Agreement, as in effect on the date hereof;

(viii)        any transaction contemplated by that certain $60,000,000 principal amount Senior Secured Promissory Note due [_____, 2016] issued by the Company and outstanding as of the Effective Date (the “Note”), including any determination by the LLC regarding the payment of cash interest or accrual of interest or the refinancing of the Note; and

(ix)           any issuance of Equity Securities pursuant to Section 3.3(a) or Section 3.3(c) or subject to Section 3.4.

Section 6.8           Material Default.

(a)           Upon a Material Default of any Unitholder, the Investors shall have the right to purchase, and the Defaulting Unitholder shall sell, transfer and assign, all Units held by such Defaulting Unitholder for a cash purchase price equal to the Total Equity Value Proceeds with respect to such Units as of the date that the Investors exercise such right.  Such right shall be exercisable by the Investors by delivering written notice to the Defaulting Unitholder together with the determination of Total Equity Value Proceeds, subject to the provisions of Section 14.2, with respect to each such Unit and the Board’s determination of Fair Market Value used in such determination, along with reasonable detail and documentation supporting such determination (the “Exercise Notice”).  Any such purchase and sale shall be consummated on a date selected by the Investors no less than three (3) days and no later than 60 days after the Exercise Notice is provided (or, if later, three (3) Business Days after the receipt of all required governmental approvals).  For the avoidance of doubt, the parties agree that notwithstanding any issuance of a Dispute Notice, determination of Fair Market Value or payment under Section 14.2, the consummation of such purchase and sale under this Section 6.8 shall be deemed completed, with any payment under Section 14.2 to be in the nature of a post-closing adjustment.

(b)           Upon a Material Default of any Unitholder that has the right to appoint or designate a Manager, such right to appoint or designate such Manager shall terminate and such Manager appointed or designated by such Defaulting Unitholder shall automatically and without any further action on the part of any party hereto be removed from the Board of Managers.

(c)           Upon a Material Default of any Unitholder the Units held by such Unitholder shall no longer be entitled to vote any such Units in connection with any matter subject to a vote of Unitholders or any class thereof pursuant to this Agreement and such Units shall not be treated as outstanding in determining the number of votes required to approve any such action.

(d)           “Material Default”  shall mean the occurrence or existence of any one or more of the following:

(i)            Prohibited Transfers.  Any Unitholder engages in a Transfer prohibited by Section 10.1, or enters into any contract or agreement that would, if consummated (other than any such agreement that by its terms is contingent on a waiver or amendment hereunder), breach or result in a default under Section 10.1.

(ii)           Bankruptcy Event.  Any Unitholder experiences a Bankruptcy Event.

(iii)          Agreement Default.  Any Unitholder or any of its Affiliates breaches or is in default with respect to any Indebtedness of such Unitholder and any of its Affiliates having an aggregate principal amount outstanding of at least Five Million Dollars ($5,000,000), and such breach or default is with respect to (a) any payment obligation or (b) any other covenant, obligation or default provision, and such breach or default under this clause (b) has not been cured within the lesser of (x) 10 days and (y) one-half of the number of days after such breach or default before which any holder or holders of such Indebtedness or any representative, trustee of agent thereof has the right (whether with notice of default or otherwise) to cause such Indebtedness to be accelerated under the terms of any agreement with respect to such Indebtedness (whether or not such Indebtedness is accelerated) (for the avoidance of doubt, if there is no such period prior such right to accelerate arising, the Material Default shall be deemed to have occurred upon the occurrence of such breach or default).

(e)           “Defaulting Unitholder” shall mean any Unitholder that is in Material Default.  A Material Default by one Unitholder shall be deemed also to be a Material Default by any other Unitholders that are Affiliates of such Defaulting Unitholder.

Section 6.9           Insulated Members.

(a)           A Unitholder may, by providing written notice to the Board, elect to be insulated from attribution under the rules and regulations of the Federal Communications Commission (“FCC”) and, in the event of such an election, shall be deemed to be an “Insulated Unitholder.”  Upon making such an election, an Insulated Unitholder, including any director, officer, equivalent non-corporate official, partner, member, employee, or 5% or greater shareholder or other direct or indirect owner of such Unitholder (a “Unitholder Affiliate”), shall not:

(i)            act as an employee of the LLC if such Unitholder’s or Unitholder Affiliate’s functions, directly or indirectly, relate to the media enterprises of the LLC;

(ii)           serve, in any material capacity, as an independent contractor or agent of the LLC, with respect to the media enterprises of the LLC;

(iii)          communicate with the LLC, the Board, any LLC management committee or any Manager on matters pertaining to the day-to-day operations of the LLC’s business;

(iv)          vote to admit any additional Unitholder or Manager to the LLC [subject to Section 6.7(a), if applicable];

(v)           vote to replace a Manager or member of the Board unless the Manager or such member of the Board is (i) subject to bankruptcy proceedings, (ii) is adjudicated incompetent by a court of competent jurisdiction, or (iii) is removed for cause, as determined by an independent party;

(vi)          perform any services for the LLC materially relating to its media activities, with the exception of making loans to, or acting as a surety for, the LLC (subject to compliance with the FCC’s equity debt attribution rules); or

(vii)         become actively involved in the management or operation of the media businesses of the LLC.

(b)           The insulation provisions of Section 6.9(a) are designed to ensure that an Insulated Unitholder will not be deemed to hold an attributable interest in the LLC.  Accordingly, such provisions shall be read to preclude an Insulated Unitholder from engaging in any activity which is inconsistent with the insulation criteria of the FCC, as such may be amended, modified or clarified from time to time,[ and the Board is authorized to amend the provisions of this Section 6.9(a) as may be deemed necessary to ensure that this Agreement insulates an Insulated Unitholder from attribution pursuant to the rules and regulations of the FCC and for purposes of the foreign ownership restrictions set forth in Section 310(b) of the Communications Act of 1934, as amended].  The insulation provisions, however, are not designed to preclude an Insulated Unitholder from engaging in any activity which is consistent with  the FCC’s insulation criteria and the holding of a non-attributable membership interest in the LLC.

(c)           So long as it does not cause the LLC to be in violation of the FCC’s ownership rules, a Unitholder may, at any time relinquish its status as an “insulated” Unitholder effective upon written notice to the Board, in which case the provisions of Section 6.9(a) shall no longer apply to such Unitholder.

(d)           For the avoidance of doubt, the provisions of this Section 6.9 shall not limit the rights of the Contributors pursuant to Section 6.7, except to the extent that any such right is inconsistent with the insulation criteria of the FCC, as such may be amended, modified or clarified from time to time.

Section 6.10         Refinancing of the Note.  The Company shall use commercially reasonable efforts to cause the Note to be refinanced as soon as reasonably practicable following the Effective Date at an interest rate and on other terms and conditions that, taken as a whole, and considering all attendant circumstances (including the timing of such financing and anticipated availability of alternative financing in the future), are more favorable to the Company than the interest rate and other terms and conditions of the Note, such determination to be made in the good faith judgment of Mr. Homel (or, if Mr. Homel is not a Unitholder, other senior management of the LLC).

Section 6.11         Management Rights.

So long as any Investor is a Unitholder or owns, directly or indirectly, any ownership interest in the Company, each of Fund X/B and Fund X/C will have the right under this Agreement to (a) consult with and advise the management of the Company and any of its Subsidiaries (including the right to meet with management personnel at least quarterly at the request of each of Fund X/B and Fund X/C) on matters relating to the business and financial affairs of the Company and any of its Subsidiaries and (b) review the books and records of the Company and any of its Subsidiaries, including without limitation, financial data (including projections) and operating data covering each of such entities, their businesses, operations and financial performance.  The rights granted to each of Fund X/B and Fund X/C under this Section 6.11 are intended to constitute “management rights” within the meaning of U.S. Department of Labor Regulation § 2510.3-101(d)(3)(ii), and the Company and its Subsidiaries will be operated consistent with the status of the Company as a “venture capital investment” of each of Fund X/B and Fund X/C. Notwithstanding anything to the contrary contained in this Section 6.11, the Board of Managers has full and exclusive power and authority on behalf of the Company and its Subsidiaries to acquire, manage, control, administer and operate the property, business and affairs of the Company and its Subsidiaries in accordance with Section 6.11 and the other applicable provisions of this Agreement.

ARTICLE VII

EXCULPATION AND INDEMNIFICATION

Section 7.1           Exculpation.  No Officer or Manager shall be liable to any other Officer, Manager, the LLC or any of its Subsidiaries or to any Unitholder for any loss suffered by the LLC or any of its Subsidiaries or any Unitholder unless such loss is caused by such Person’s fraud, gross negligence, willful misconduct or intentional and material breach of this Agreement.  The Officers and Managers shall not be liable for errors in judgment or for any acts or omissions that do not constitute fraud, gross negligence, willful misconduct or intentional and material breach of this Agreement.  Any Officer or Manager may consult with counsel and accountants in respect of LLC affairs, and provided such Person acts in good faith reliance upon the advice or opinion of such counsel or accountants, such Person shall not be liable for any loss suffered by the LLC or any Unitholder in reliance thereon.

Section 7.2           Right to Indemnification.  Subject to the limitations and conditions as provided in this Article VII, each Person (an “Indemnified Person”) who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Unitholder, Manager or Officer, or while a Unitholder, Manager or Officer is or was serving at the request of the LLC as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, shall be indemnified by the LLC to the fullest extent permitted by the Delaware Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the LLC to provide broader indemnification rights than said law permitted the LLC to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by such Indemnified Person in connection with such Proceeding, and indemnification under this Article VII shall continue as to an Indemnified Person who has ceased to serve in the capacity which initially entitled such Indemnified Person to indemnity hereunder.  The rights granted pursuant to this Article VII shall be deemed contract rights, and no amendment, modification or repeal of this Article VII shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any amendment, modification or repeal.  It is expressly acknowledged that the indemnification provided in this Article VII could involve indemnification for negligence or under theories of strict liability.  The Indemnified Persons are intended express third party beneficiaries of, and shall be entitled to enforce the provisions of this Article VII.

Section 7.3           Advance Payment.  Reasonable expenses incurred by an Indemnified Person who was, is or is threatened to be made a named defendant or respondent in a Proceeding shall be paid by the LLC in advance of the final disposition of the Proceeding, unless otherwise determined by the Board in the specific case, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the LLC.

Section 7.4           Indemnification of Employees and Agents.  The LLC, by adoption of a resolution of the Board, may indemnify and advance expenses to an employee or agent of the LLC to the same extent and subject to the same conditions under which it may indemnify and advance expenses to Persons who are not or were not Managers or Officers but who are or were serving at the request of the LLC as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a Person to the same extent that it may indemnify and advance expenses to Managers and Officers under this Article VII.

Section 7.5           Appearance as a Witness.  Notwithstanding any other provision of this Article VII, the LLC shall pay or reimburse reasonable out-of-pocket expenses incurred by a Manager or Officer in connection with his appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

Section 7.6           Nonexclusivity of Rights.  The right to indemnification and the advancement and payment of expenses conferred in this Article VII shall not be exclusive of any other right which an Indemnified Person may have or hereafter acquire under any law (common or statutory), provision of the Certificate or this Agreement, agreement, vote of Unitholders or disinterested Managers or otherwise.  Without limiting the foregoing, the LLC and each Unitholder hereby acknowledges that one or more of the Indemnified Persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by an Affiliated Institution.  The LLC and each Unitholder hereby agrees that, with respect to any such Indemnified Person, the LLC (i) is, relative to each Affiliated Institution, the Indemnitor of first resort (i.e., its obligations to the applicable Indemnified Person under this Agreement are primary and any duplicative, overlapping or corresponding obligations of an Affiliated Institution are secondary), (ii) shall be required to make all advances and other payments under this Agreement, and shall be fully liable therefor, without regard to any rights any such Indemnified Person may have against his or her Affiliated Institution, and (iii) irrevocably waives, relinquishes and releases any such Affiliated Institution from any and all claims against such Affiliated Institution for contribution, subrogation or any other recovery of any kind in respect thereof.  The LLC further agrees that no advancement or payment by an Affiliated Institution on behalf of any Indemnified Person with respect to any claim for which such Indemnified Person has sought indemnification from the LLC shall affect the foregoing and any such Affiliated Institution shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of any such applicable Indemnified Person against the LLC.  The LLC and each Unitholder agree that each Affiliated Institution is an express third party beneficiary of the terms of this Section 7.6.

Section 7.7           Insurance.  The LLC may purchase and maintain insurance, or cause its Subsidiaries to purchase and maintain insurance, at its or their expense, to protect itself and any Person who is or was serving as a Manager, Officer or agent of the LLC or is or was serving at the request of the LLC as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited ability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the LLC would have the power to indemnify such Person against such expense, liability or loss under this Article VII.

Section 7.8           Limitation.  Notwithstanding anything contained herein to the contrary (including in this Article VII), but subject to any applicable Equity Agreement, any indemnity by the LLC relating to the matters covered in this Article VII shall be provided out of and to the extent of the LLC’s assets only, and no Unitholder shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the LLC).

Section 7.9           Effect on Other Agreements and Unitholders’ Obligations.  This Article VII shall not in any way affect, limit or modify any Unitholder’s liabilities or obligations under this Agreement or any Officer’s or employee’s liabilities or obligations under any employment agreement, consulting agreement, confidentiality agreement, noncompete agreement, nonsolicit agreement or any similar agreement with the LLC or any of its Subsidiaries.

Section 7.10        Savings Clause.  If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the LLC shall nevertheless indemnify and hold harmless each Manager, Officer or any other Person indemnified pursuant to this Article VII as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1           Records and Accounting.  The LLC shall keep, or cause to be kept, appropriate books and records with respect to the LLC’s business, including all books and records necessary to provide any information, lists, and copies of documents required to be provided pursuant to Section 8.3 or pursuant to applicable laws.  The unit ledger for the LLC and any unit certificates held by the LLC, and the stock or unit ledgers and equity certificates for each of its Subsidiaries, shall be maintained at the New York and/or Washington, D.C. offices of Latham & Watkins LLP or at such other place as directed by the Majority Holders in writing from time to time hereafter.  All matters concerning (i) the determination of the relative amount of allocations and distributions among the Unitholders pursuant to Articles III and IV and (ii) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Board, acting reasonably and in good faith, which determination shall be final and conclusive as to all of the Unitholders absent manifest clerical error.

Section 8.2           Fiscal Year.  The annual accounting period of the LLC (the “Fiscal Year”) shall constitute the 12-month period ending on December 31 of each calendar year, or such other annual accounting period as may be established by the Board.

Section 8.3           Tax Information.  The LLC shall use reasonable best efforts to deliver or cause to be delivered, within 45 days after the end of each Taxable Year, to each Person who was a Unitholder at any time during such Taxable Year all information regarding the LLC necessary for the preparation of such Person’s federal and state income tax returns.

Section 8.4           Transmission of Communications.  Each Person that owns or controls Units on behalf of, or for the benefit of, another Person or Persons shall be responsible for conveying any report, notice, or other communication received from the Board to such other Person or Persons.

Section 8.5           LLC Funds.  No Manager or Officer may commingle the LLC’s funds with the funds of any Unitholder, Manager or Officer.

ARTICLE IX

TAXES

Section 9.1           Tax Returns.  At the direction of the Tax Matters Partner, the LLC shall prepare and file all necessary federal and state income tax returns, including making the elections described in Section 9.2.  Each Unitholder shall furnish to the LLC all pertinent information in its possession relating to LLC operations that is necessary to enable the LLC’s income tax returns to be prepared and filed.

Section 9.2           Tax Elections.  The LLC shall make any election the Tax Matters Partner may deem appropriate.

Section 9.3           Tax Matters Partner.  GTCR Merlin (or an Affiliate so designated by GTCR Merlin and permissible under Section 6231 of the Code and the Treasury Regulations promulgated thereunder) shall be the “tax matters partner” of the LLC pursuant to Section 6231(a)(7) of the Code and any comparable provision of state or local tax law (the “Tax Matters Partner”).

Section 9.4           Code Section 83 Safe Harbor Election.

(a)           By executing this Agreement, each Unitholder authorizes and directs the LLC to elect to have the “Safe Harbor” described in the proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43 (the “Notice”) apply to any interest in the LLC transferred to a service provider by the LLC on or after the effective date of such Revenue Procedure in connection with services provided to the LLC.  For purposes of making such Safe Harbor election, the Tax Matters Partner is hereby designated as the “partner who has responsibility for federal income tax reporting” by the LLC and, accordingly, execution of such Safe Harbor election by the Tax Matters Partner constitutes execution of a “Safe Harbor Election” in accordance with Section 3.03(1) of the Notice.  The LLC and each Unitholder hereby agree to comply with all requirements of the Safe Harbor described in the Notice, including the requirement that each Unitholder shall prepare and file all federal income tax returns reporting the income tax effects of each interest in the LLC issued by the LLC covered by the Safe Harbor in a manner consistent with the requirements of the Notice.

(b)           The LLC and any Unitholder may pursue any and all rights and remedies it may have to enforce the obligations of the LLC and the Unitholders (as applicable) under Section 9.4(a), including seeking specific performance and/or immediate injunctive or other equitable relief from any court of competent jurisdiction (without the necessity of showing actual money damages, or posting any bond or other security) in order to enforce or prevent any violation of the provisions of Section 9.4(a).  A Unitholder’s obligations to comply with the requirements of this Section 9.4 shall survive such Unitholder’s ceasing to be a Unitholder of the LLC and/or the termination, dissolution, liquidation and winding up of the LLC, and, for purposes of this Section 9.4, the LLC shall be treated as continuing in existence.

(c)           Each Unitholder authorizes the Tax Matters Partner to amend Section 9.4(a) and 9.4(b) to the extent necessary to achieve substantially the same tax treatment with respect to any interest in the LLC transferred to a service provider by the LLC in connection with services provided to the LLC as set forth in Section 4 of the Notice (e.g., to reflect changes from the rules set forth in the Notice in subsequent guidance), provided that such amendment is not materially adverse to such Unitholder (as compared with the after-tax consequences that would result if the provisions of the Notice applied to all interests in the LLC transferred to a service provider by the LLC in connection with services provided to the LLC).

ARTICLE X

TRANSFER OF LLC INTERESTS

Section 10.1         Consent to Transfer.

(a)           No Unitholder shall Transfer all or any part of any interest in any Equity Securities except in compliance with this Article X and any other agreement binding upon such Unitholder which restricts the Transfer of Equity Securities (including any Senior Management Agreement or other Equity Agreement).  No Unitholder (other than a holder of Investor Equity) shall Transfer all or any part of any interest in any Equity Securities without first obtaining the Board’s prior written consent, which consent may be withheld in the Board’s sole discretion; provided that such Unitholder may Transfer Equity Securities (without the Board’s prior written consent, but subject to the other provisions of this Agreement) (i) pursuant to an Approved Sale, (ii) pursuant to Section 10.2 (but not as a Transferring Unitholder), (iii) pursuant to the forfeiture or repurchase provisions set forth in any applicable Senior Management Agreement or other Equity Agreement, (iv) subject to Section 10.5(a), to such Unitholder’s Permitted Transferees provided that the ultimate parent of such Unitholder retains, directly or indirectly,  voting control of such Equity Securities and (v) pursuant to Section 10.11 (collectively, the “Exempt Transfers”); provided that if such Unitholder Transfers any interests in any Equity Securities to a Permitted Transferee and such Person ceases to be a Permitted Transferee of such Unitholder, then such Person shall, upon ceasing to be a Permitted Transferee, Transfer such interest to the Unitholder making such Transfer.  Upon the Transfer of Equity Securities pursuant to clause (iv) above, the transferring holder of Equity Securities shall deliver a written notice (a “Transfer Notice”) to the LLC, which shall disclose in reasonable detail the identity of the Permitted Transferee(s) (and, if any such Permitted Transferee is an entity, the beneficial owner(s) thereof).  The holders of Investor Equity, subject to the restrictions on transfer set forth in the Registration Agreement (including in Section 3 thereof) or any agreement executed pursuant thereto, may Transfer all or any interest in Investor Equity at any time subject only to the restrictions on Transfer, if any, that are applicable to such Transfer pursuant to Sections 10.2, 10.3, and 10.5.  The limitations on Transfer set forth in this Section 10.1, shall not apply to any public offering of Equity Securities pursuant to an effective registration statement pursuant to the Securities Act or in compliance with Rule 144 promulgated thereunder.  Notwithstanding anything to the contrary in this Agreement, no Unitholder shall Transfer any Unit if such Transfer would cause the LLC to be in violation of, or unable to certify compliance with, any applicable material Law, including any foreign ownership rule or regulation of the FCC, or create any material risk of loss of any FCC license or other material approval or permit.

(b)           Spouses.

(i)            As a condition to becoming or remaining a Unitholder, each Unitholder that is an individual and is or becomes married will cause his or her spouse to execute an agreement in the form of Schedule D hereof.  If an existing Unitholder fails to have his or her spouse execute such agreement, until such time as such agreement is duly executed, such Unitholder will lose all of his or her rights hereunder except for the economic rights associated with his or her Units.

(ii)           In the event of a property settlement or separation agreement between a Unitholder and his or her spouse, such Unitholder will use his or her best efforts to assign to his or her spouse only the right to share in profits and losses, to receive distributions, and to receive allocations of income, gain, loss, deduction or credit or similar items to which such Unitholder was entitled, with respect to his or her Units to the extent Transferred to his or her spouse.

(iii)          If a spouse or former spouse of a Unitholder acquires any Units as a result of any property settlement or separation agreement, such spouse or former spouse hereby grants, as evidenced by Schedule D, an irrevocable power of attorney (which will be coupled with an interest) to the original Unitholder who held such Units to vote or to give or withhold such approval as such original Unitholder will himself or herself vote or approve with respect to such matter and without the necessity of the taking of any action by any such spouse or former spouse. Such power of attorney will not be affected by the subsequent disability or incapacity of the spouse or former spouse granting such power of attorney.  Furthermore, such spouse or former spouse agrees that the LLC will have the option at any time to purchase all, but not less than all, of such Units for a purchase price equal to the amount that would have been distributed with respect to such Units pursuant to Section 4.1(a) if an amount equal to the Total Equity Value Proceeds (determined in accordance with the Valuation Procedure) were distributed to all Unitholders pursuant to Section 4.1(a).

Section 10.2         Tag Along Rights.

(a)           Participation Rights.  At least 20 days prior to any Transfer, in any one transaction or series of related transactions, by a holder of Class A Unit, Class B Units or Class C Units, of any Units (other than one or more Transfers (i) pursuant to a transaction pursuant to Section 10.3 or Section 15.7, (ii) to any Affiliate of the Investors or Contributors, as applicable, (iii) which are Exempt Transfers or (iv) to any current or former officer, employee, manager, director, member, partner or co-investor of the Investors or any of their Affiliates), such holder of Class A Units, Class B Units and/or Class C Units (the “Transferring Unitholder”) shall deliver a written notice (the “Sale Notice”) to the LLC and to each of the other Unitholders (the “Other Unitholders”), specifying in reasonable detail the number and class of Units to be Transferred and the terms and conditions of the contemplated Transfer.  The Other Unitholders holding the same class or series of Units (with the Class A Units, Class B Units, Class C Units and Class D Units each being treated as a separate class or series for purposes of this Section 10.2) may elect to participate in the contemplated Transfer by delivering written notice to the Transferring Unitholder within 20 days after delivery of the Sale Notice (such Unitholders delivering such notice of election in accordance with this Section 10.2, collectively, the “Electing Unitholders”).  Such participation shall be based upon the Pro Rata Share represented by the Units requested to be included in such Transfer by each Unitholder relative to the Pro Rata Share of all Units of such class or series  held by the Unitholders participating in such Transfer (including the Transferring Unitholder).  Each Electing Unitholder shall Transfer his, her or its Units on the same terms and conditions, with the aggregate consideration to be paid in connection with such Transfer allocated among each Unit included therein based on such Unit’s Pro Rata Share, determined based upon the Total Equity Value Proceeds implied by the price offered in the Sale Notice; provided that in the event that Units being transferred by the Transferring Unitholder are comprised solely of Class A Units or Class B Units, the aggregate consideration to be paid in connection with such Transfer shall be allocated based on the proportionate Class A Unreturned Capital and Class A Unpaid Yield, or Class B Unreturned Capital and Class B Unpaid Yield, as the case may be.  Notwithstanding the foregoing, (A) if the Transferring Unitholder intends to Transfer Units of more than one class or series, each of the Other Unitholders electing to participate must participate in all such Transfers (to the extent such Other Unitholders hold such other class or series), (B) if such Transfer constitutes a Sale of the LLC, the Class D Units shall be deemed to be the same class of Units as the Class C Units for the purpose of this Section 10.2, and (C) in no event shall any Unitholder be entitled to Transfer any unvested Management Incentive Units pursuant this Section 10.2.

(b)           Participation Procedure; Conditions.  With respect to any Transfer subject to Section 10.2(a), each Transferring Unitholder shall use its commercially reasonable efforts to obtain the agreement of the prospective Transferee(s) to the participation of the Electing Unitholders, and no Transferring Unitholder shall Transfer any of its Units to any prospective Transferee if such prospective Transferee(s) declines to allow the participation of the Electing Unitholders, unless in connection with such Transfer, one or more of the Transferring Unitholders or their Affiliates purchase the number of Units from each Electing Unitholder which such Electing Unitholder would have been entitled to sell pursuant to Section 10.2(a) for the price specified in Section 10.2(a).  Each Electing Unitholder Transferring Units pursuant to this Section 10.2 shall pay its share (determined on a Pro Rata Basis) of the expenses incurred by the Transferring Unitholders in connection with such Transfer and shall be obligated to join on a Pro Rata Basis in any indemnification or other obligations that the Transferring Unitholder provides in connection with such Transfer (other than any such obligations that relate specifically to a particular Unitholder such as indemnification with respect to representations and warranties given by a Unitholder regarding such Unitholder’s title to and ownership of Units, in which case the Electing Unitholders will only be obligated to agree to such terms with respect to himself, herself or itself that the Transferring Unitholder provides with respect of itself); provided that except to the extent a prospective Transferee permits a Unitholder to give a guarantee, letter of credit or other mechanism (which shall be dealt with on an individual basis), any escrow of proceeds of any such transaction shall be withheld on a Pro Rata Basis among all Unitholders.

(c)           No Election.  If the Other Unitholders have not elected to participate in the contemplated Transfer (through notice to such effect or expiration of the 20-day period after delivery of the Sale Notice), then the Transferring Unitholder may Transfer the Units specified in the Sale Notice at a price and on terms no more favorable to the Transferring Unitholder thereof than specified in the Sale Notice during the 90-day period immediately following the date of the delivery of the Sale Notice.  Any Transferring Unitholder’s Units not Transferred within such 90-day period shall be subject to the provisions of this Section 10.2 upon subsequent Transfer.  The rights and obligations set forth in this Section 10.2 shall not apply to, and shall terminate upon the first to occur of, an initial Qualified Public Offering and a Sale of the LLC.

Section 10.3         Approved Sale; Drag Along Obligations.

(a)           Approved Sale.  If the Board approves or the Investors notify the Board that they desire to consummate a Sale of the LLC to one or more Independent Third Parties (an “Approved Sale”), each Unitholder (and each Person that retains voting control of any Units

Transferred to a Permitted Transferee) shall (and shall cause any Manager(s) designated by it to) vote for (whether at a meeting of Unitholders or Managers or by written consent), consent to and raise no objections against, and not otherwise impede or delay, and take such actions required or reasonably requested by the Board and/or the Investors to effectuate such Approved Sale.  In furtherance of the foregoing, if the Approved Sale is structured as a (x) merger or consolidation, each Unitholder shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation or (y) sale of Units, each Unitholder shall agree to sell, and shall sell, all of his, her or its Units and rights to acquire Units on the terms and conditions approved by the Board and/or the Investors.  Each Unitholder shall take all necessary or desirable actions in connection with the consummation of the Approved Sale as requested by the Board and/or the Investors (including executing and delivering any and all agreements, instruments and other documents executed by the Investors on terms no less favorable to such Unitholders than to the Investors, including any applicable purchase agreement, stockholders agreement and/or indemnification and/or contribution agreement and, only in the case of Unitholders and their Affiliates who are also employees of the LLC or any of its Subsidiaries, executing and delivering any requested reaffirmation of any then existing non-competition and non-solicitation agreements between the LLC or any of its Subsidiaries and any such employee), it being understood, for the avoidance of doubt, that no terms of the Approved Sale shall result in any non-competition, non-solicitation or similar restrictions on the operations of any Unitholder that is not also an employee of the LLC or any of  its Subsidiaries.  Notwithstanding anything in this Agreement to the contrary, upon the request of the Investor, an Approved Sale shall be structured to include the sale of equity securities of any corporation that is an Affiliate of such Investor, and directly or indirectly is the beneficial owner of any Units (with no other operations,  assets or liabilities other than its direct or indirect interest in such Units).

(b)           Indemnification; Expenses.  Notwithstanding anything to the contrary, the Unitholders (including the Investors) shall be severally obligated to join on a Pro Rata Basis in any indemnification obligation the Board and/or the Investors have agreed to in connection with such Approved Sale (other than any such obligations that relate specifically to a particular Unitholder, such as indemnification with respect to representations and warranties given by a Unitholder regarding such Unitholder’s title to and ownership of Units, in which all Unitholders  will have obligations no less favorable than the Investors); provided that except to the extent a prospective Transferee permits a Unitholder to give a guarantee, letter of credit or other mechanism (which shall be dealt with on an individual basis), any escrow of proceeds of any such transaction shall be withheld on a Pro Rata Basis among all Unitholders.  Each Unitholder shall pay a portion of the expenses incurred by the Investors pursuant to an Approved Sale to the extent such expenses are incurred for the benefit of all Unitholders (as determined by the Board and/or the Investors), with the total amount of such expenses allocated among the Unitholders on a Pro Rata Basis.  Expenses incurred by any Unitholder on its own behalf (including the fees and disbursements of counsel, advisors and other Persons retained by such holder in connection with the Approved Sale) will not be considered costs incurred for the benefit of all Unitholders and, to the extent not paid by the LLC, will be the responsibility of such Unitholder.  Each Unitholder shall enter into any other agreement which the Board and/or the Investors approve and the Investors enter into on the same terms and conditions (other than as differences in such terms and conditions which might result from holdings of different classes of Units).  Without limiting the immediately prior sentence, each Unitholder shall enter into any indemnification, contribution or unitholder representative agreement requested by the Board and/or the Investors to ensure compliance with this Section 10.3(b) and the provisions of this Section 10.3(b) requiring several liability shall be deemed complied with if such requirement is addressed through such agreement, even if the purchase and sale agreement or merger agreement related to the Approved Sale provides for joint and several liability.

(c)           Purchaser Representative.  If any of the LLC, any of its Subsidiaries, or the Investors enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), any other Unitholder is not an “accredited investor” as defined in such rule, shall, at the reasonable request of the LLC, appoint a “purchaser representative” (as such term is defined in Rule 501 promulgated under the Securities Act) designated by the LLC.  If any Unitholder so appoints a purchaser representative, the LLC shall pay the fees of such purchaser representative.  However, if any such other Unitholder declines to appoint the purchaser representative designated by the LLC, such Unitholder shall appoint another purchaser representative (reasonably acceptable to the LLC), and such Unitholder shall be responsible for the fees of the purchaser representative so appointed.

(d)           No Grant of Dissenters Rights or Appraisal Rights.  In no manner shall this Section 10.3 be construed to grant to any Unitholder any dissenters rights or appraisal rights or give any Unitholder any right to vote in any transaction structured as a merger or consolidation, it being understood that the Unitholders hereby expressly grant to the Board and/or the Investors the sole right to approve or consent to a sale of all or substantially all of the assets of the LLC or a merger or consolidation of the LLC without approval or consent of the Unitholders, subject to compliance with the terms and conditions of this Agreement.

Section 10.4         Effect of Assignment.

(a)           Termination of Rights.  Any Unitholder who shall assign any Units or other interest in the LLC shall cease to be a Unitholder of the LLC with respect to such Units or other interest and shall no longer have any rights or privileges of a Unitholder with respect to such Units or other interest.

(b)           Deemed Agreement.  Any Person who acquires in any manner whatsoever any Units or other interest in the LLC, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms and conditions of this Agreement that any predecessor in such Units or other interest in the LLC of such Person was subject to or by which such predecessor was bound.

Section 10.5         Additional Restrictions on Transfer.  The following provisions apply to any Transfer (other than any Transfer in a public offering pursuant to an effective registration statement pursuant to the Securities Act or in compliance with Rule 144 promulgated thereunder):

(a)           Counterpart.  Each Transferee of Units or other interest in the LLC shall, as a condition precedent to such Transfer, execute and deliver to the LLC a counterpart to this

Agreement and each Equity Agreement applicable to such Units to which the Transferor of such Units is a party (including any Senior Management Agreement) pursuant to which such Transferee shall agree to be bound by the provisions of this Agreement and each such Equity Agreement.

(b)           Legal Opinion.  No Transfer of Units or any other interest in the LLC may be made unless in the opinion of counsel, satisfactory in form and substance to the Board (which opinion may be waived by the Board), such Transfer would not violate any federal securities laws or any state or provincial securities or “blue sky” laws (including any investor suitability standards) applicable to the LLC or the interest to be Transferred, or cause the LLC to be required to register as an “Investment Company” under the U.S. Investment Company Act of 1940, as amended.  Such opinion of counsel shall be delivered in writing to the LLC prior to the date of the Transfer.

(c)           Code Section 7704 Safe Harbor.  In order to permit the LLC to qualify for the benefit of a “safe harbor” under Code Section 7704, notwithstanding anything to the contrary in this Agreement, no Transfer of any Unit or economic interest shall be permitted or recognized by the LLC or the Board (within the meaning of Treasury Regulation Section 1.7704-1(d)) if and to the extent that such Transfer would cause the LLC to have more than 100 partners (within the meaning of Treasury Regulation Section 1.7704-1(h), including the look-through rule in Treasury Regulation Section 1.7704-1(h)(3)).  Further, no Transfer of any Unit or economic interest shall be permitted if such Transfer would create, in the Board’s discretion, a risk that the LLC would be treated as a publicly-traded partnership within the meaning of Code Section 7704.

Section 10.6        Legend.  In the event that certificated Units are issued, such certificated Units will bear the following legend:

“THE UNITS REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON _____________ ___, _____, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”) AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR STATE ACTS OR AN EXEMPTION FROM REGISTRATION THEREUNDER.

THE TRANSFER OF THE UNITS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN A LIMITED LIABILITY COMPANY AGREEMENT, DATED AS OF [__________ ____], 2011, AS AMENDED AND MODIFIED FROM TIME TO TIME, GOVERNING THE ISSUER (THE “LLC”), AND BY AND AMONG CERTAIN INVESTORS (THE “LLC AGREEMENT”).  THE UNITS REPRESENTED BY THIS CERTIFICATE MAY ALSO BE SUBJECT TO ADDITIONAL TRANSFER RESTRICTIONS, CERTAIN VESTING PROVISIONS, REPURCHASE OPTIONS, OFFSET RIGHTS AND FORFEITURE PROVISIONS SET FORTH IN THE

LLC AGREEMENT AND/OR A SEPARATE AGREEMENT WITH THE INITIAL HOLDER.  A COPY OF SUCH CONDITIONS, REPURCHASE OPTIONS AND FORFEITURE PROVISIONS SHALL BE FURNISHED BY THE LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

If a Unitholder holding certificated Units delivers to the LLC an opinion of counsel, satisfactory in form and substance to the Board (which opinion may be waived by the Board), that no subsequent Transfer of such Units will require registration under the Securities Act, the LLC will promptly upon such contemplated Transfer deliver new certificated Units which do not bear the portion of the restrictive legend relating to the Securities Act set forth in this Section 10.7.

Section 10.7        Transfer Fees and Expenses.  The Transferor and Transferee of any Units or other interest in the LLC shall be jointly and severally obligated to reimburse the LLC for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer, whether or not consummated.

Section 10.8        Void Transfers.  Any Transfer by any Unitholder of any Units or other interest in the LLC in contravention of this Agreement (including the failure of the Transferee to execute a counterpart in accordance with Section 10.5(a)) or which would cause the LLC to not be treated as a partnership for U.S. federal income tax purposes shall be void and ineffectual and shall not bind or be recognized by the LLC or any other Person.  No purported assignee shall have any right to any profits, losses or distributions of the LLC.

Section 10.9        Vesting, Forfeiture and Repurchase of Units.  Notwithstanding anything to the contrary set forth in this Agreement, Units may be subject to vesting, forfeiture or repurchase as set forth in any applicable Senior Management Agreement or Equity Agreement.

Section 10.10      No Public Sales of Unvested Units.  Following the initial Public Offering of the LLC, no Management Unitholder shall Transfer any unvested securities of the LLC or any corporate successor thereto.

Section 10.11      Right of First Offer.  At any time after the fifth (5th) anniversary of the Effective Date, so long as the Contributors or their Permitted Transferees satisfy the Ownership Threshold, the Contributors or their Permitted Transferees (as applicable, the “ROFO Sellers”) may propose to transfer or sell any Units (the “Offered Units”) to any Person that is not a Permitted Transferee, the Investors, any of their Affiliates or any Format Competitor (such Person, a “Qualified Purchaser”), and the ROFO Sellers shall first offer to sell to the Investors (the “Rightholders”) the Offered Units in accordance with the following procedure:

(a)           The ROFO Sellers shall notify the Rightholders in writing (the “Offer Notice”) of their desire to sell the Offered Units and provide the price and other material terms and conditions upon which they are willing to sell the Offered Units and request that the Rightholders provide the ROFO Sellers with an offer to purchase such Offered Units.

(b)           The Rightholders shall have the right, but not the obligation, within 10 Business Days following delivery of the Offer Notice, to deliver a written acceptance (an “Acceptance”) to the ROFO Sellers of the offer contained in the Offer Notice, whereupon the

Rightholders shall be obligated to purchase the Offered Units at the price and subject to the terms and conditions specified in the Offer Notice

(c)           The closing of the transfer of such Offered Units pursuant to an Acceptance shall occur on or before the date specified for Closing in the Offer Notice, which date shall not be later than 90 days following the date of the Offer Notice (subject to delay for any required governmental approvals).  If the Rightholders do not deliver an Acceptance within 10 Business Days following delivery of the Offer Notice (the “Acceptance Deadline”) or if the Rightholders do not consummate the purchase of the Offered Interests within the time period described in the foregoing sentence (the “Closing Deadline”), the offer contained in the Offer Notice shall be deemed a “Rejected Offer” and the date of such rejection (the “Rejection Date”) shall be the Acceptance Deadline or the Closing Deadline, as applicable.

(d)           The ROFO Sellers may, at any time within 180 days of the Rejection Date, sell such Offered Units to any Qualified Purchaser at a same or better (to the ROFO Sellers) price and payment terms and subject to other terms and conditions that are not materially more favorable to the Qualified Purchaser than the Rightholders.  Notwithstanding the foregoing, the ROFO Sellers shall not be permitted to Transfer any Units to any Qualified Purchaser if such Transfer would cause the LLC to be in violation of, or unable to certify compliance with, any applicable Law, including any foreign ownership rule or regulation of the FCC, or create any material risk of loss of any FCC license or other material approval or permit.

ARTICLE XI

ADMISSION OF UNITHOLDERS

Section 11.1        Substituted Unitholders.  In connection with the Transfer of an LLC Interest of a Unitholder permitted under the terms of this Agreement and the other Transaction Documents, the transferee shall become a Substituted Unitholder on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with or waiver of the conditions to such Transfer, including executing counterparts of, and become a party to, this Agreement and the other Transaction Documents to which the transferor Unitholder was a party, and such admission shall be shown on the books and records of the LLC.

Section 11.2         Additional Unitholders.  A Person may be admitted to the LLC as an Additional Unitholder only as contemplated under, and in compliance with, the terms of this Agreement, including furnishing to the Board (a) a letter of acceptance, in form satisfactory to the Board, of all the terms and conditions of this Agreement, including the power of attorney granted in Section 15.1, and (b) such other documents or instruments as may be necessary or appropriate to effect such Person’s admission as a Unitholder (including counterparts or joinders to all applicable Transaction Documents).  Such admission shall become effective on the date on which the Board determines in its good faith discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the LLC.

Section 11.3        Optionholders.  Except as set forth in this Agreement, no Person that holds Equity Securities exercisable, exchangeable, or convertible into Units shall have any rights with respect to such Units until such Person is actually issued Units upon such exercise, exchange, or conversion and, if such Person is not then a Unitholder, is admitted as a Unitholder pursuant to Section 11.2.

ARTICLE XII

WITHDRAWAL AND RESIGNATION OF UNITHOLDERS

Section 12.1        Withdrawal and Resignation of Unitholders.  No Unitholder shall have the power or right to withdraw or otherwise resign or be expelled from the LLC prior to the dissolution and winding up of the LLC pursuant to Article XIII, except as otherwise expressly permitted by this Agreement or any of the other agreements contemplated hereby.  Notwithstanding that payment on account of a withdrawal may be made after the Effective Date of such withdrawal, any completely withdrawing Unitholder will not be considered a Unitholder for any purpose after the Effective Date of such complete withdrawal, and, in the case of a partial withdrawal, such Unitholder’s Capital Account (and corresponding voting and other rights) shall be reduced for all other purposes hereunder upon the Effective Date of such partial withdrawal.

Section 12.2        Withdrawal of a Unitholder.  No Unitholder shall have the power or right to withdraw or otherwise resign from the LLC except, simultaneous with the Transfer of all of a Unitholder’s Units in a Transfer permitted by this Agreement and, if such Transfer is to a Person that is not a Unitholder, the admission of such Person as a Unitholder pursuant to Section 11.1.

ARTICLE XIII

DISSOLUTION AND LIQUIDATION

Section 13.1        Dissolution.  The LLC shall not be dissolved by the admission of Additional Unitholders or Substituted Unitholders, or by the death, retirement, expulsion, bankruptcy or dissolution of a Unitholder.  The LLC shall dissolve, and its affairs shall be wound up upon the first to occur of the following:

(a)           approval of dissolution by the Board (with the approval of the Majority Holders) or by the Majority Holders (subject to Section 6.7(a)(v), if applicable); or

(b)           the entry of a decree of judicial dissolution or an administrative dissolution of the LLC under Section 18-802 of the Delaware Act.

Except as otherwise set forth in this Article XIII, the LLC is intended to have perpetual existence.  An Event of Withdrawal shall not cause a dissolution of the LLC and the LLC shall continue in existence subject to the terms and conditions of this Agreement.

Section 13.2        Liquidation and Termination.  On dissolution of the LLC, the Board shall act as liquidator or may appoint one or more representatives or Unitholders as liquidator.  The liquidator shall proceed diligently to wind up the affairs of the LLC, sell all or any portion of the LLC assets for cash or cash equivalents as they deem appropriate, and make final distributions as provided herein and in the Delaware Act.  The costs of liquidation shall be borne as an LLC expense.  Until final distribution, the liquidator shall continue to operate the LLC properties with all of the power and authority of the Board.  The liquidator shall pay, satisfy, or discharge from LLC funds all of the debts, liabilities, and obligations of the LLC (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine) and shall promptly distribute the remaining assets to the holders of Units in accordance with Section 4.1(a), as if the LLC’s Taxable Year closed immediately prior to such distribution.  Any non-cash assets that are distributed to the Unitholders will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Section 4.2 and Section 4.3.  After taking into account such allocations, it is anticipated that each Unitholder’s Capital Account will be equal to the amount to be distributed to such Unitholder pursuant to this Section 13.2.  In making the distributions pursuant to this Section 13.2, the liquidator shall allocate each type of asset (i.e., cash, cash equivalents, securities, etc.) among the Unitholders ratably based upon the aggregate amounts to be distributed with respect to the Units held by each such Unitholder.  Any such distributions in kind shall be subject to (x) such conditions relating to the disposition and management of such assets as the liquidator deems reasonable and equitable and (y) the terms and conditions of any agreement governing such assets (or the operation thereof or the holders thereof) at such time.

The distribution of cash and/or property to a Unitholder in accordance with the provisions of this Section 13.2 constitutes a complete return to the Unitholder of its Capital Contributions and a complete distribution to the Unitholder of its interest in the LLC and all the LLC’s property and constitutes a compromise to which all Unitholders have consented within the meaning of the Delaware Act.  To the extent that a Unitholder returns funds to the LLC, it has no claim against any other Unitholder for those funds.

Section 13.3        Cancellation of Certificate.  On completion of the distribution of LLC assets as provided herein, the LLC shall be terminated (and the LLC shall not be terminated prior to such time), and the Board (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled, and take such other actions as may be necessary to terminate the LLC.  The LLC shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 13.3.

Section 13.4        Reasonable Time for Winding Up.  A reasonable time shall be allowed for the orderly winding up of the business and affairs of the LLC and the liquidation of its assets pursuant to Section 13.2 in order to minimize any losses otherwise attendant upon such winding up.

Section 13.5        Return of Capital.  The liquidator shall not be personally liable for the return of Capital Contributions or any portion thereof to the Unitholders (it being understood that any such return shall be made solely from LLC assets).

Section 13.6        Reserves Against Distributions.  The Board shall have the right to withhold from Distributions payable to any Unitholder under this Agreement amounts sufficient to pay and discharge any reasonably anticipated contingent liabilities of the LLC.  Any amounts remaining after payment and discharge of any such contingent liabilities of the LLC will be paid to the Unitholders from whom the Distributions were withheld.

ARTICLE XIV

VALUATION

Section 14.1        Cash Required for Payment of Units.  Except as otherwise provided herein or in any agreement, document or instrument contemplated hereby, any amount to be paid under this Agreement by reference to the Fair Market Value or Total Equity Value Proceeds shall be paid in full in cash, and any Unit being Transferred in exchange therefor will be Transferred free and clear of all Liens.

Section 14.2        Fair Market Value.  Within ten (10) days after consummation of the purchase and sale of Units pursuant to Section 6.8, the Contributors may dispute such determination by issuing a dispute notice (a “Dispute Notice”) to the Investors.  If the Contributors issue a Dispute Notice, then the Contributors and Investors shall reasonably agree on an Appraisal Firm (the “Independent Appraiser”).  If the Contributors and the Investors are not able to agree on an Appraisal Firm within five (5) days, then one Appraisal Firm will be engaged by the Contributors (the “Contributors’ Appraiser”), one Appraisal Firm will be engaged by the Investors (the “Investors’  Appraiser”), and a third Appraisal Firm will be engaged by the LLC and selected by the two Appraisal Firms, in which case such third Appraisal Firm will be the “Independent Appraiser” for purposes hereof.  Within a period of [30] days of the Dispute Notice, the Contributors (or the Contributors’ Appraiser, if applicable) and the Investors (or the Investors’ Appraiser, if applicable), shall each provide a determination of Fair Market Value to the Independent Appraiser (which in the case of the Investors or the Investors’ Appraiser shall not be less than the Board’s determination of Fair Market Value giving rise to the Dispute Notice).   Upon receipt of such determinations, the Independent Appraiser shall select the determination that it believes more accurately represents Fair Market Value, using all factors, information and data deemed to be pertinent and in accordance with this Agreement, and such determination shall be final and binding on the parties hereto.  The Contributors and the Investors shall use their reasonable and good faith efforts to work with the Independent Appraiser so that it has the information it reasonably believes necessary or advisable to make such selection.  If the Independent Appraiser selects the determination of Fair Market Value prepared by (i) the Contributors or the Contributors’ Appraiser, then the fees and expenses of the Appraisers will be borne by the Investors or (ii) the Investors or the Investors’ Appraiser, then the fees and expenses of each Appraiser will be borne by the Contributors.  If the determination of Fair Market Value selected by the Independent Appraiser is greater than the amount paid by the Investors, the Investors shall promptly pay such difference to the Contributors.

ARTICLE XV

GENERAL PROVISIONS

Section 15.1        Power of Attorney.

(a)           Each Unitholder hereby constitutes and appoints each member of the Board and the liquidator, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his or its name, place and stead, to execute, swear to, acknowledge, deliver, file, and record in the appropriate public offices (i) this Agreement, all certificates, and other instruments and all amendments (in the manner set forth herein) thereof in accordance with the terms hereof which the Board deems appropriate or necessary to form, qualify, or continue the qualification of, the LLC as a limited liability company in the State of Delaware and in all other jurisdictions in which the LLC may conduct business or own property; (ii) all instruments which the Board deems appropriate or necessary to reflect any amendment, change, modification, or restatement of this Agreement in accordance with its terms; (iii) all conveyances and other instruments or documents which the Board deems appropriate or necessary to reflect the dissolution and liquidation of the LLC pursuant to the terms of this Agreement, including a certificate of cancellation; and (iv) all instruments relating to the admission, withdrawal, or substitution of any Unitholder pursuant to Articles XI and XII.

(b)           The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency, or termination of any Unitholder and the Transfer of all or any portion of his or its LLC Interest and shall extend to such Unitholder’s heirs, successors, assigns, and personal representatives.

Section 15.2        Amendments.

(a)           Subject to Section 15.2(b) and 15.2(c), any provision of this Agreement may be amended or modified (whether by merger, consolidation, combination or otherwise (except in the event such merger, consolidation or other combination is in compliance with Section 10.3)) if, but only if, such amendment or modification is in writing and is approved in writing by the LLC and the Majority Holders.

(b)           Notwithstanding Section 15.2(a) but subject to Section 15.2(c), if an amendment or modification of this Agreement (whether by merger, consolidation, combination or otherwise (except in the event such merger, consolidation or other combination is in compliance with Section 10.3)):

(i)            would alter or change the rights hereunder of a Unitholder or class or group of Unitholders specifically granted such rights by name or by class (including without limitation any rights granted under Section 6.7), such amendment or modification shall not be effective against such Unitholder or group of Unitholders (as the case may be) without the prior written consent of such Unitholder (which,  for purposes of any amendment to Section 6.7, means the consent of the Contributors) or, in the case of a class or group of Unitholders, the holders of at least a majority of the Units held by such class or group of Unitholders; or

(ii)           would alter or change the powers, preferences or rights hereunder of any Units in a manner that treats holders of a class of Units (holders of such class, the “Subject Unitholders”) materially and adversely different than other holders of such class of Units, such amendment or modification shall not be effective against the applicable Subject Unitholders without the prior written consent of the holders of at least a majority of such class of Units held by such Subject Unitholders; or

(iii)          would modify the limited liability of a Unitholder or adversely affect the exculpation, indemnification or advancement rights of such Unitholder or any of its Manager designees, such amendment or modification shall not be effective against such Unitholder without the prior written consent of such Unitholder.

(c)           Any amendments or modifications otherwise expressly permitted by this Agreement (including pursuant to Section 3.3), shall be interpreted in a manner that is consistent with the provisions of  Section 15.2(a) and Section 15.2(b).   The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 15.3        Title to LLC Assets.  LLC assets shall be deemed to be owned by the LLC as an entity, and no Unitholder, individually or collectively, shall have any ownership interest in such LLC assets or any portion thereof.  Legal title to any or all LLC assets may be held in the name of the LLC or one or more nominees, as the Board may determine.  The Board hereby declares and warrants that any LLC assets for which legal title is held in its name or the name of any nominee shall be held in trust by the Board or such nominee for the use and benefit of the LLC in accordance with the provisions of this Agreement.  All LLC assets shall be recorded as the property of the LLC on its books and records, irrespective of the name in which legal title to such LLC assets is held.

Section 15.4        Remedies.  Each Unitholder and the LLC shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any law.  Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

Section 15.5         Successors and Assigns.  All covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives, and permitted assigns, whether so expressed or not.  Each other party hereto consents to the Contributors’ pledging, assigning and granting, for the benefit of the financial institutions identified as agents or lenders under the Amended and Restated Revolving Credit and Term Loan Agreement dated as of November 2, 2006, as amended, by and among Emmis, Emmis Communications Corporation and the financial institutions identified therein from time to time as lenders, a continuing security interest and lien on all of the Contributors’ right, title and interest in and to all rights held by the Contributors and the rights to payment of money owing to the Contributors and all payments received by such Contributors (whether in cash or otherwise), in each case, under this Agreement.

Section 15.6        Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be performed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

Section 15.7        Change in Business Form; Recapitalization.

(a)           IPO Approval.  If the Board approves an initial Qualified Public Offering with respect to the LLC, each Unitholder (and each Person that retains voting control of any Units Transferred to a Permitted Transferee) hereby consents to such Qualified Public Offering and shall vote for (to the extent it has any voting right) and raise no objections against such Qualified Public Offering, and each Unitholder shall take all reasonable actions in connection with the consummation of such initial Qualified Public Offering as determined by the Board.

(b)           Incorporation of the LLC.  The Board may, in order to facilitate a Qualified Public Offering of securities of the LLC, or for other reasons that the Board deems in the best interests of the LLC and/or its Unitholders, cause the LLC to incorporate its business, or any portion thereof, including by (i) the transfer of all of the assets of the LLC, subject to the LLC’s liabilities, or the transfer of any portion of such assets and liabilities, to one or more corporations in exchange for shares of such corporation(s) and the subsequent distribution of such shares, at such time as the Board may determine, to the Unitholders, (ii) conversion of the LLC into a corporation pursuant to §18-216 of the Delaware Act (or any successor section thereto), (iii) Transfer by each Unitholder of Units held by such Unitholder to one or more corporations in exchange for shares of such corporation(s) (including by merger of the LLC into a corporation) or (iv) causing a corporation to be admitted as a member of the LLC, with such corporation purchasing interests in the LLC from the LLC or the Unitholders (as determined by the Board) with the proceeds of a public offering of the corporation’s stock and, in connection therewith, each Unitholder agrees to the Transfer of its Units in accordance with the terms of exchange as provided by the Board and further agrees that as of the effective date of such exchange any Unit outstanding thereafter which shall not have been tendered for exchange shall represent only the right to receive a certificate representing the number of shares of such corporation(s) as provided in the terms of such exchange.  In connection with any such transaction as provided above, each holder of Units shall receive, in exchange for the Units held by such holder, capital stock, options or other securities with substantially similar economic and other rights, privileges and preferences as the Units being exchanged had prior to the consummation of such transaction pursuant to the terms of this Agreement, any Equity Agreement, or otherwise as determined by the Board.  The LLC shall pay any and all organizational, legal and accounting expenses and filing fees incurred in connection with such incorporation transaction, including any fees related to a filing under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, if applicable.  It is the intent of the Unitholders that the conversion of the LLC into corporate form and the conversion or reorganization of any of the LLC’s operating divisions, whether currently existing or existing in the future, into corporate form are part of the Unitholders’ original investment decision with respect to the Units of the Unitholders.  In connection with any such reorganization or change, no Unitholder shall have the right or power to veto, vote for or against, amend, modify or delay any such reorganization or exchange.  Further, each Unitholder shall execute and deliver any documents and instruments and perform any additional acts that may be necessary or appropriate, as determined by the Board, to effectuate and perform any such reorganization or change (including any amendment to this Agreement and, in the case of any Management Unitholder, executing an agreement with the successor entity providing for the continued vesting of, and repurchase rights respecting, any equity securities issued in respect of unvested Management Incentive Units in form and substance similar to the provisions and restrictions with respect to vesting and repurchase rights set forth in any Senior Management Agreement or similar agreement, as the case may be).

(c)           Conversion to Limited Partnership.  Without limiting the generality of the foregoing, the Board may at any time, if the Board deems it in the best interests of the LLC and/or its Unitholders, effect a conversion of the LLC into a limited partnership pursuant to §18-216 of the Delaware Act (or any successor section thereto) provided that no Person that is a Unitholder immediately prior to such conversion shall be a general partner of such limited partnership without such Person’s prior written consent which may be granted or withheld in such Person’s sole discretion.  It is the intent of the Unitholders that the possibility of a conversion of the LLC into a limited partnership is part of the Unitholders’ original investment decision with respect to their respective Units.  No Unitholder shall have the right or power to veto, vote for or against, amend, modify or delay any such conversion.  Further, each Unitholder shall execute and deliver any documents and instruments and perform any additional acts that may be necessary or appropriate, as determined by the Board, to effectuate and perform any such conversion.

(d)           At any time after the LLC converts to a corporation pursuant to Section 15.7(b) or otherwise converts to or becomes treated as a corporation for federal income tax purposes, or in anticipation of such a conversion or treatment, the Unitholders (and their owners) shall cooperate in good faith to minimize any tax inefficiencies that may arise as a result of such treatment.  Without limiting the generality of the foregoing, the holder(s) of all of the outstanding equity interests of any Unitholder (or direct or indirect owner of any Unitholder) that is an entity treated as a corporation for federal income tax purposes shall have the right to merge such corporation with and into the LLC, or exchange the equity interests of such corporation for stock or interests, as the case may be, of the LLC, in each case for a number of shares or interests, as the case may be, in the LLC equal to the number of LLC units or interests, as the case may be, owned by such corporation, provided in each case that at the time of such merger or exchange such corporation has no material assets other than equity interests in the LLC and has no liabilities.

Section 15.8         Opt-in to Article 8 of the Uniform Commercial Code.  The Unitholders hereby agree that the Units shall be securities governed by Article 8 of the Uniform Commercial Code of the State of Delaware (and the Uniform Commercial Code of any other applicable jurisdiction).

Section 15.9        Notice to Unitholder of Provisions.  By executing this Agreement, each Unitholder acknowledges that it has actual notice of (a) all of the provisions hereof (including the restrictions on Transfer set forth herein), and (b) all of the provisions of the Certificate.

Section 15.10     Counterparts.  This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document.  All counterparts shall be construed together and constitute the same instrument.

Section 15.11      Consent to Jurisdiction.  Each Unitholder irrevocably submits to the nonexclusive jurisdiction of the United States District Court for the State of Delaware and the state courts of the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each Unitholder further agrees that service of any process, summons, notice or document by United States certified or registered mail to such Unitholder’s respective address set forth in the LLC’s books and records or such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party shall be effective service of process in any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Each Unitholder irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the United States District Court for the State of Delaware or the state courts of the State of Delaware and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

Section 15.12      Descriptive Headings; Interpretation.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.  Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa.  The use of the word “including” in this Agreement shall be by way of example rather than by limitation.  Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof.  Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document, or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification.  Wherever required by the context, references to a Fiscal Year or Taxable Year shall refer to a portion thereof.  The use of the words “or,” “either,” and “any” shall not be exclusive.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

Section 15.13      Applicable Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 15.14     MUTUAL WAIVER OF JURY TRIAL.  BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT (INCLUDING THE LLC) HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER.

Section 15.15      Addresses and Notices.  All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. Chicago, Illinois time on a business day, and otherwise on the next business day, or (c) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid).  Such notices, demands, and other communications shall be sent to the address for such recipient set forth in the LLC’s books and records, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.  All notices, demands, and other communications sent to the Investors shall be sent with a copy (which shall  not constitute notice) to:  Latham & Watkins, LLP, 885 Third Avenue, New York, NY 10022-4834, Facsimile:  (212) 751-4864, Attention:  Edward Sonnenschein and to Latham & Watkins, LLP, 555 Eleventh Street, N.W., Suite 1000, Washington, D.C. 20004-1304, Attention: Nicholas Luongo.  All notices, demands, and other communications sent to any Contributor shall be sent with a copy (which shall not constitute notice) to:  Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064, Attn: James M. Dubin and Kelley D. Parker, Facsimile: (212) 757-3900 and Wiley Rein LLP, 1776 K Street NW, Washington, DC 20006, Attn: John E. Fiorini, III, Facsimile: (202) 719-7049.  Any notice to the Board or the LLC shall be deemed given if received by the Board at the principal office of the LLC designated pursuant to Section 2.5.

Section 15.16      Creditors.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the LLC or any of its Affiliates, and no creditor who makes a loan to the LLC or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the LLC in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in LLC Profits, Losses, Distributions, capital, or property other than as a secured creditor.  Notwithstanding the foregoing, each of the Managers, Officers or other Persons indemnified pursuant to Article 7 are intended third party beneficiaries of Article 7 and shall be entitled to enforce such provision (as it may be in effect from time to time).

Section 15.17      Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition.  Notwithstanding the other provisions of this Agreement, Section 18-305(a) of the Delaware Act shall not apply to the LLC and no Unitholder shall have any rights thereunder.

Section 15.18      Further Action.  The parties shall execute and deliver all documents, provide all information, and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.19      Entire Agreement.  This Agreement, those documents expressly referred to herein, the other documents of even date herewith, and the other Transaction Documents embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 15.20      Electronic Delivery.  This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 15.21      Survival.  Sections 4.5, 6.1, and Article VII shall survive and continue in full force in accordance with its terms notwithstanding any termination of this Agreement or the dissolution of the LLC.

Section 15.22     Certain Acknowledgments.  Upon execution and delivery of a counterpart to this Agreement or a joinder to this Agreement, each Unitholder shall be deemed to acknowledge to the Investors as follows:  (a) the determination of such Unitholder to acquire Units in connection with this Agreement or any other agreement has been made by such Unitholder independent of any other Unitholder and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition

(financial or otherwise) of the LLC and its Subsidiaries which may have been made or given by any other Unitholder or by any agent or employee of any other Unitholder, (b) no other Unitholder has acted as an agent of such Unitholder in connection with making its investment hereunder and that no other Unitholder shall be acting as an agent of such Unitholder in connection with monitoring its investment hereunder, (c) the Investors have retained Latham & Watkins LLP in connection with the transactions contemplated hereby and expect to retain Latham & Watkins LLP as legal counsel in connection with the management and operation of the investment in the LLC and its Subsidiaries, (d) Latham & Watkins LLP is not representing and will not represent any other Unitholder in connection with the transaction contemplated hereby or any dispute which may arise between the Investors, on the one hand, and any other Unitholder, on the other hand, (e) such Unitholder will, if it wishes counsel on the transactions contemplated hereby, retain its own independent counsel, and (f) Latham & Watkins LLP may represent Investors (or any of their respective Affiliates (including, for the avoidance of doubt, the LLC and its Subsidiaries) in connection with any and all matters contemplated hereby (including any dispute between the Investors, on the one hand, and any other Unitholder, on the other hand) and such Unitholder waives any conflict of interest in connection with such representation by Latham & Watkins LLP.

Section 15.23     Financial Statements and Other Information.  So long as the Contributors or their Permitted Transferees have the right to appoint the Contributor Manager, the Contributor Manager shall receive all information and documents made available to any other Manager of the same time it is made available to such other Manager, and the LLC shall deliver to such Contributor, and to the extent requested by a holder of Class D Units, so long as such holder is employed by the LLC or one of its Subsidiaries, the LLC shall deliver to such holder of Class D Units:

(a)           as soon as available but in any event within 30 days after the end of each monthly accounting period in each fiscal year, unaudited consolidated statements of income and cash flows of the LLC and its Subsidiaries for such monthly period and for the period from the beginning of the fiscal year to the end of such month, and consolidated balance sheets of the LLC and its Subsidiaries as of the end of such monthly period, all prepared in accordance with United States generally accepted accounting principles, consistently applied (“GAAP”), subject to the absence of footnote disclosures, normal year-end adjustments and such other departures from GAAP as the Board may authorize;

(b)           as soon as available but in any event within 45 days after the end of each quarterly accounting period in each fiscal year, unaudited consolidating and consolidated statements of income and cash flows of the LLC and its Subsidiaries for such quarterly period and for the period from the beginning of the fiscal year to the end of such quarter, and consolidating and consolidated balance sheets of the LLC and its Subsidiaries as of the end of such quarterly period, all prepared in accordance with GAAP, subject to the absence of footnote disclosures, normal year-end adjustments and such other departures from GAAP as the Board may authorize; and

(c)           as soon as available but in any event within 75 days after the end of each fiscal year, consolidating and consolidated statements of income and cash flows of the LLC and its Subsidiaries for such fiscal year, and consolidating and consolidated balance sheets of the LLC and its Subsidiaries as of the end of such fiscal year, all prepared in accordance with GAAP and audited by a nationally recognized independent accounting firm.

* * * *

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Limited Liability Company Agreement as of the date first above written.

MERLIN MEDIA, LLC

By:
Name:
Its:

[Signature Page to Merlin Media, LLC Second Amended & Restated LLC Agreement]

Investor:

GTCR MERLIN HOLDINGS, LLC

By:
Name:
Title:

Solely with respect to Sections 5.2 and 6.11 hereof:

GTCR FUND X/B LP

By:	GTCR Partners X/B LP
Its:	General Partner

By:	GTCR Investment X LLC
Its:	General Partner

By:
Name:
Title:

GTCR FUND X/C LP

By:	GTCR Partners X/A&C LP
Its:	General Partner

By:	GTCR Investment X LLC
Its:	General Partner

By:
Name:
Title:

[Signature Page to Merlin Media, LLC Second Amended & Restated LLC Agreement]

Mr. Homel:

Name: Benjamin L. Homel

[Signature Page to Merlin Media, LLC Second Amended & Restated LLC Agreement]

Contributors:

EMMIS OPERATING COMPANY

By:
Name:
Title:

EMMIS RADIO HOLDING CORPORATION

By:
Name:
Title:

EMMIS RADIO HOLDING II CORPORATION

By:
Name:
Title:

[Signature Page to Merlin Media, LLC Second Amended & Restated LLC Agreement]